                           Offer to Purchase for Cash

                     All Outstanding Shares of Common Stock

           (Including the Associated Preferred Share Purchase Rights)

                                       of

                                Spine-Tech, Inc.

                                       at

                              $52.00 Net Per Share

                                       by

                  Sulzer Medica Orthopedics Acquisition Corp.

                     an indirect wholly owned subsidiary of

                               Sulzer Medica Ltd

  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
      TIME, ON WEDNESDAY, JANUARY 21, 1998, UNLESS THE OFFER IS EXTENDED.

                                 --------------

THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER AT LEAST A
  MAJORITY OF THE SHARES THEN OUTSTANDING ON A FULLY DILUTED BASIS AND (II)
     ANY WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST
       IMPROVEMENTS ACT OF 1976 APPLICABLE TO THE PURCHASE OF THE
         SHARES PURSUANT TO THE OFFER HAVING EXPIRED OR BEEN
            TERMINATED. SEE "SECTION 14. CONDITIONS TO THE OFFER",
            WHICH SETS          FORTH IN FULL THE CONDITIONS TO
                                   THE OFFER.

THE BOARD OF DIRECTORS OF SPINE-TECH, INC. (THE "COMPANY") AND A SPECIAL COMMITTEE OF THE BOARD OF DIRECTORS HAVE UNANIMOUSLY DETERMINED THAT EACH OF
    THE OFFER AND
       THE MERGER (EACH AS DEFINED HEREIN) IS IN THE BEST INTERESTS OF
       THE
            COMPANY AND ITS SHAREHOLDERS AND RECOMMEND THAT THE
                SHAREHOLDERS ACCEPT THE OFFER AND TENDER THEIR
                             SHARES PURSUANT TO THE OFFER.

                                   IMPORTANT

    Any shareholder desiring to tender all or any portion of his shares of common stock, $.01 par value (the "Common Stock"), of the Company, and the associated preferred share purchase rights (together with the Common Stock, the "Shares"), should either (1) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal and mail or deliver it together with the certificate(s) evidencing tendered Shares, and any other required documents, to the Depositary or tender such Shares pursuant to the procedure for book-entry transfer set forth in "Section 3. Procedures for Accepting the Offer and Tendering Shares" or (2) request his broker, dealer, commercial bank, trust company or other nominee to effect the transaction for him. Any shareholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if he desires to tender such Shares.

    A shareholder who desires to tender Shares and whose certificates evidencing such Shares are not immediately available, or who cannot comply with the procedure for book-entry transfer on a timely basis, may tender such Shares by following the procedure for guaranteed delivery set forth in "Section 3. Procedures for Accepting the Offer and Tendering Shares."

    Questions or requests for assistance may be directed to the Information Agent or to the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal and other tender offer materials may also be obtained from the Information Agent or the Dealer Manager.

                      The Dealer Manager for the Offer is:

                                     [LOGO]

December 19, 1997

                               TABLE OF CONTENTS

                                                                                                                       PAGE
                                                                                                                       -----
INTRODUCTION......................................................................................................           1
       1.  Terms of the Offer; Expiration Date....................................................................           2
       2.  Acceptance for Payment and Payment for Shares..........................................................           4
       3.  Procedures for Accepting the Offer and Tendering Shares................................................           5
       4.  Withdrawal Rights......................................................................................           7
       5.  Certain Federal Income Tax Consequences................................................................           8
       6.  Price Range of Shares; Dividends.......................................................................           8
       7.  Certain Information Concerning the Company.............................................................           9
       8.  Certain Information Concerning Purchaser and Parent....................................................          11
       9.  Financing of the Offer and the Merger..................................................................          16
      10.  Background of the Offer; Contacts with the Company; the Merger Agreement...............................          17
      11.  Purpose of the Offer; Plans for the Company After the Offer and the Merger.............................          27
      12.  Dividends and Distributions............................................................................          28
      13.  Effect of the Offer on the Market for the Shares, Exchange Listing and Exchange Act Registration.......          29
      14.  Conditions to the Offer................................................................................          30
      15.  Certain Legal Matters and Regulatory Approvals.........................................................          31
      16.  Fees and Expenses......................................................................................          33
      17.  Miscellaneous..........................................................................................          34

Schedule I. Directors and Executive Officers of Parent, Purchaser and Sulzer AG...................................         I-1

To the Holders of Common Stock of
Spine-Tech, Inc.:

                                  INTRODUCTION

    Sulzer Medica Orthopedics Acquisition Corp., a Minnesota corporation ("Purchaser") and an indirect wholly owned subsidiary of Sulzer Medica Ltd, a corporation organized under the laws of Switzerland ("Parent"), hereby offers to purchase all outstanding shares of common stock, $.01 par value (the "Common Stock"), of Spine-Tech, Inc., a Minnesota corporation (the "Company"), and the associated preferred share purchase rights (together with the Common Stock, the "Shares"), at a price of $52.00 per Share, net to the seller in cash (the "Per Share Amount"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which together constitute the "Offer").

    Tendering shareholders will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by Purchaser pursuant to the Offer. Purchaser will pay all charges and expenses of Credit Suisse First Boston Corporation ("Credit Suisse First Boston"), which is acting as Dealer Manager for the Offer (in such capacity, the "Dealer Manager"), Citibank, N.A. (the "Depositary") and Innisfree M&A Incorporated (the "Information Agent") incurred in connection with the Offer. See "Section 16. Fees and Expenses".

    THE BOARD OF DIRECTORS OF THE COMPANY (THE "BOARD") AND A SPECIAL COMMITTEE OF THE BOARD, FORMED IN ACCORDANCE WITH SECTION 302A.673 OF THE MINNESOTA BUSINESS CORPORATION ACT ("MINNESOTA LAW"), HAVE UNANIMOUSLY DETERMINED THAT EACH OF THE OFFER AND THE MERGER (AS DEFINED BELOW) IS IN THE BEST INTERESTS OF THE COMPANY AND ITS SHAREHOLDERS, AND RECOMMEND THAT THE SHAREHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

    Piper Jaffray Inc. ("Piper Jaffray") has delivered to the Board its written opinion that the consideration to be received by the shareholders of the Company pursuant to each of the Offer and the Merger is fair to such shareholders from a financial point of view. A copy of the opinion of Piper Jaffray is contained in the Company's Solicitation/ Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9"), which is being mailed to the shareholders herewith.

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER AT LEAST A MAJORITY OF THE SHARES THEN OUTSTANDING ON A FULLY DILUTED BASIS (THE "MINIMUM CONDITION") AND (II) ANY WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976 APPLICABLE TO THE PURCHASE OF THE SHARES PURSUANT TO THE OFFER HAVING EXPIRED OR BEEN TERMINATED. SEE "SECTION 14. CONDITIONS TO THE OFFER", WHICH SETS FORTH IN FULL THE CONDITIONS TO THE OFFER.

    The Offer is being made pursuant to the Agreement and Plan of Merger dated as of December 15, 1997 (the "Merger Agreement") among Parent, Purchaser and the Company. The Merger Agreement provides among other things, that, as soon as practicable after the purchase of Shares pursuant to the Offer and the satisfaction of the other conditions set forth in the Merger Agreement and in accordance with the relevant provisions of law, Purchaser will be merged with and into the Company (the "Merger"). Following consummation of the Merger, the Company will continue as the surviving corporation (the "Surviving Corporation") and will become an indirect wholly owned subsidiary of Parent. At the effective time of the Merger (the "Effective Time"), each Share issued and outstanding immediately prior to the Effective Time (other than Shares owned by Purchaser, Parent or any direct or indirect wholly owned subsidiary of Parent or of the Company, and other than Shares held by shareholders who shall have exercised and perfected dissenters' rights, if any, under Minnesota Law) will be converted automatically into the right to receive the Per Share Amount, or any other price that may be paid per Share in the Offer, without interest (the "Merger Consideration"). The Merger Agreement is more fully described in "Section 10. Background of the Offer; Contacts with the Company; the Merger Agreement."

    The Merger Agreement provides that, promptly upon the purchase by Purchaser of Shares pursuant to the Offer (provided that the Minimum Condition has been satisfied) and from time to time thereafter, Purchaser shall be entitled, subject to compliance with Section 14(f) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), to designate up to such number of directors, rounded down to the next whole number (except where such rounding down would cause Purchaser to not be entitled to designate at least a majority of directors on the Board, in which case, such number will be rounded up) on the Board as will give Purchaser representation on the Board equal to the product of the number of directors on the Board (giving effect to the directors elected pursuant to this sentence) multiplied by the percentage that the aggregate number of Shares then beneficially owned by Purchaser and its affiliates following such purchase bears to the total number of Shares then outstanding. In the Merger Agreement, the Company has agreed to promptly take all actions necessary to cause Purchaser's designees to be elected or appointed as directors of the Company, including increasing the size of the Board or securing the resignations of incumbent directors or both.

    The consummation of the Merger is subject to the satisfaction or waiver of certain conditions, including the approval and adoption of the Merger Agreement by the requisite vote of the shareholders of the Company to the extent required by Minnesota Law. See "Section 11. Purpose of the Offer; Plans for the Company After the Offer and the Merger". Under the Company's Articles of Incorporation and the Minnesota Law, the affirmative vote of the holders of a majority of the outstanding Shares is required to approve and adopt the Merger Agreement and the Merger. Consequently, if Purchaser acquires (pursuant to the Offer or otherwise) at least a majority of the outstanding Shares, Purchaser will have sufficient voting power to approve and adopt the Merger Agreement and the Merger without the vote of any other shareholder.

    Under Minnesota Law, if Purchaser acquires, pursuant to the Offer or otherwise, at least 90% of the then outstanding Shares, Purchaser will be able to complete the Merger without a vote of the Company's shareholders. In such event, Parent, Purchaser and the Company have agreed to take all necessary and appropriate action to cause the Merger to become effective as soon as reasonably practicable after such acquisition, without a meeting of the Company's shareholders. If, however, Purchaser does not acquire at least 90% of the then outstanding Shares pursuant to the Offer or otherwise and a vote of the Company's shareholders is required under Minnesota Law, a significantly longer period of time will be required to effect the Merger. See "Section 11. Purpose of the Offer; Plans for the Company After the Offer and the Merger".

    The Company has advised Purchaser that as of December 15, 1997, approximately 10,323,730 Shares were issued and outstanding and 2,215,423 Shares were reserved for issuance pursuant to certain employee stock options and 17,908 Shares were reserved for issuance pursuant to options issued to Smith & Nephew Richards Inc. As a result, as of such date, the Minimum Condition would be satisfied if Purchaser acquired 6,278,531 Shares, assuming no further issuances of Shares by the Company.

    THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

    1. TERMS OF THE OFFER; EXPIRATION DATE. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), Purchaser will accept for payment and pay for all Shares validly tendered prior to the Expiration Date (as hereinafter defined) and not withdrawn as permitted by Section 4. The term "Expiration Date" means 12:00 midnight, New York City time, on Wednesday, January 21, 1998, unless and until Purchaser, in its sole discretion (but subject to the terms and conditions of the Merger Agreement), shall have extended the period during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by Purchaser, shall expire.

    Purchaser expressly reserves the right, in its sole discretion (but subject to the terms and conditions of the Merger Agreement), at any time and from time to time, to extend for any reason the period of time during which the Offer is open, including the occurrence of any of the conditions specified in "Section
14. Conditions to the Offer", by giving oral or written notice of such extension to the Depositary. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the rights of a tendering shareholder to withdraw its Shares. See "Section 4. Withdrawal Rights".

    Subject to the applicable regulations of the Securities and Exchange Commission (the "Commission"), Purchaser also expressly reserves the right, in its sole discretion (but subject to the terms and conditions of the Merger Agreement), at any time and from time to time, (i) to delay acceptance for payment of, or, regardless of whether such Shares were theretofore accepted for payment, payment for, any Shares pending receipt of any regulatory approval specified in "Section 15. Certain Legal Matters and Regulatory Approvals", (ii) to terminate the Offer and not accept for payment any Shares upon the occurrence of any of the conditions specified in "Section 14. Conditions to the Offer" prior to the Expiration Date, and (iii) to waive any condition or otherwise amend the Offer in any respect, by giving oral or written notice of such delay, termination, waiver or amendment to the Depositary and by making a public announcement thereof. The Merger Agreement provides that, without the consent of the Company, Purchaser will not (i) decrease the price per Share payable pursuant to the Offer, (ii) reduce the maximum number of Shares to be purchased in the Offer, (iii) change the form of consideration to be paid in the Offer,
(iv) modify the conditions to the Offer set forth in "Section 14. Conditions to the Offer", (v) impose conditions to the Offer in addition to those set forth in "Section 14. Conditions to the Offer", or (vi) extend the Offer except as set forth in "Section 14. Conditions to the Offer". Purchaser acknowledges that (i) Rule 14e-1(c) under the Exchange Act requires Purchaser to pay the consideration offered or return the Shares tendered promptly after the termination or withdrawal of the Offer and (ii) Purchaser may not delay acceptance for payment of, or payment for (except as provided in clause (i) of the first sentence of this paragraph), any Shares upon the occurrence of any of the conditions specified in "Section 14. Conditions to the Offer" without extending the period of time during which the Offer is open.

    Any such extension, delay, termination, waiver or amendment will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Subject to applicable law (including Rules 14d-4(c) and 14d-6(d) under the Exchange Act, which require that material changes be promptly disseminated to shareholders in a manner reasonably designed to inform them of such changes) and without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to the Dow Jones News Service.

    If Purchaser makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, Purchaser will extend the Offer to the extent required by Rules l4d-4(c) and l4d-6(d) under the Exchange Act.

    Subject to the terms of the Merger Agreement, if, prior to the Expiration Date, Purchaser should decide to decrease the number of Shares being sought or to increase or decrease the consideration being offered in the Offer, such decrease in the number of Shares being sought or such increase or decrease in the consideration being offered will be applicable to all shareholders whose Shares are accepted for payment pursuant to the Offer and, if at the time notice of any such decrease in the number of Shares being sought or such increase or decrease in the consideration being offered is first published, sent or given to holders of such Shares, the Offer is scheduled to expire at any time earlier than the period ending on the tenth business day from and including the date that such notice is first so published, sent or given, the Offer will be extended at least until the expiration of such ten business day period. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

    The Company has provided Purchaser with the Company's shareholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares whose names appear on the Company's shareholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing.

    2. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment, and will pay for, all Shares validly tendered prior to the Expiration Date and not properly withdrawn promptly after the later to occur of
(i) the Expiration Date, or (ii) the expiration or termination of any applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"). Subject to applicable rules of the Commission, Purchaser expressly reserves the right to delay acceptance for payment of, or payment for, Shares pending receipt of any necessary governmental approvals specified in "Section 15. Certain Legal Matters and Regulatory Approvals" or in order to comply in whole or in part with any other applicable law.

    In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the certificates evidencing such Shares (the "Share Certificates") or timely confirmation (a "Book-Entry Confirmation") of a book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company or the Philadelphia Depository Trust Company (each, a "Book-Entry Transfer Facility" and, collectively, the "Book-Entry Transfer Facilities") pursuant to the procedures set forth in "Section 3. Procedures for Accepting the Offer and Tendering Shares", (ii) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer and (iii) any other documents required under the Letter of Transmittal.

    On December 19, 1997, Parent filed with the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division") a Premerger Notification and Report Form under the HSR Act with respect to the Offer. Accordingly, it is anticipated that the waiting period under the HSR Act applicable to the Offer will expire at 11:59 p.m., New York City time, on January 3, 1998. Prior to the expiration or termination of such waiting period, the FTC or the Antitrust Division may extend such waiting period by requesting additional information from Parent with respect to the Offer. If such a request is made with respect to the purchase of Shares in the Offer, the waiting period will expire at 11:59 p.m., New York City time, on the tenth calendar day after substantial compliance by Parent with such a request. Thereafter, the waiting period may only be extended by court order. The waiting period under the HSR Act may be terminated prior to its expiration by the FTC and the Antitrust Division. Parent has requested early termination of the waiting period, although there can be no assurance that this request will be granted. See "Section 15. Certain Legal Matters and Regulatory Approvals" for additional information regarding the HSR Act.

    For purposes of the Offer, Purchaser will be deemed to have accepted for payment (and thereby purchased) Shares validly tendered and not properly withdrawn as, if and when Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payments from Purchaser and transmitting such payments to tendering shareholders whose Shares have been accepted for payment. Under no circumstances will interest on the purchase price for Shares be paid, regardless of any delay in making such payment.

    If any tendered Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, or if Share Certificates are submitted evidencing more Shares than are tendered, Share Certificates evidencing unpurchased Shares will be returned, without expense to the tendering shareholder (or, in the case of Shares tendered by book-entry transfer into the Depositary's account at a Book-Entry Transfer Facility pursuant to the procedure set forth in "Section 3. Procedures for Accepting and Tendering Shares", such Shares will be credited to an account maintained at such Book-Entry Transfer Facility), as promptly as practicable following the expiration or termination of the Offer.

    Purchaser reserves the right to transfer or assign, in whole or from time to time in part, to one or more of its affiliates, the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering shareholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

    3. PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES. In order for a holder of Shares validly to tender Shares pursuant to the Offer either (a) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message (as defined below), and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and either the Share Certificates evidencing tendered Shares must be received by the Depositary at such address or such Shares must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary, in each case prior to the Expiration Date, or (b) the tendering shareholder must comply with the guaranteed delivery procedures described below.

    THE METHOD OF DELIVERY OF SHARE CERTIFICATES AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH ANY BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING SHAREHOLDER, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

    BOOK-ENTRY TRANSFER. The Depositary will establish accounts with respect to the Shares at the Book-Entry Transfer Facilities for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of any Book-Entry Transfer Facility may make a book-entry delivery of Shares by causing such Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at such Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer at a Book-Entry Transfer Facility, the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message, and any other required documents, must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering shareholder must comply with the guaranteed delivery procedure described below. DELIVERY OF DOCUMENTS TO A BOOK-ENTRY TRANSFER FACILITY DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

    The term "Agent's Message" means a message transmitted by a Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Common Stock that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against such participant.

    SIGNATURE GUARANTEES. Signatures on all Letters of Transmittal must be guaranteed by a firm which is a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (each, an "Eligible Institution"), except in cases where Shares are tendered (i) by a registered holder of Shares who has not completed either the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. If a Share Certificate is registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or a Share Certificate not accepted for payment or not tendered is to be returned, to a person other than the registered holder(s), then the Share Certificate must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear on the Share Certificate, with the signature(s) on such Share Certificate or stock powers guaranteed by an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal.

    GUARANTEED DELIVERY. If a shareholder desires to tender Shares pursuant to the Offer and such shareholder's Share Certificates evidencing such Shares are not immediately available or such shareholder cannot deliver the Share Certificates and all other required documents to the Depositary prior to the Expiration Date, or such shareholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Shares may nevertheless be tendered, provided that all the following conditions are satisfied:

        (i)  such tender is made by or through an Eligible Institution;

        (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by Purchaser, is received prior to the Expiration Date by the Depositary as provided below; and

       (iii) the Share Certificates (or a Book-Entry Confirmation) evidencing all tendered Shares, in proper form for transfer, in each case together with the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and any other documents required by the Letter of Transmittal are received by the Depositary within three Nasdaq Stock Market ("Nasdaq") trading days after the date of execution of such Notice of Guaranteed Delivery.

    The Notice of Guaranteed Delivery may be delivered by hand or mail or transmitted by telegram or facsimile transmission to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the form of Notice of Guaranteed Delivery made available by Purchaser.

    In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of the Share Certificates evidencing such Shares, or a Book-Entry Confirmation of the delivery of such Shares, and the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, and any other documents required by the Letter of Transmittal or, in the case of a book-entry transfer, an Agent's Message.

    DETERMINATION OF VALIDITY. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by Purchaser in its sole discretion, which determination shall be final and binding on all parties. Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of which may, in the opinion of its counsel, be unlawful. Purchaser also reserves the absolute right to waive any condition of the Offer or any defect or irregularity, in the tender of any Shares of any particular shareholder, whether or not similar defects or irregularities are waived in the case of other shareholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of Purchaser, Parent, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

    OTHER REQUIREMENTS. By executing the Letter of Transmittal as set forth above (including through delivery of an Agent's Message), a tendering shareholder irrevocably appoints designees of Purchaser as such shareholder's proxies, each with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such shareholder's rights with respect to the Shares tendered by such shareholder and accepted for payment by Purchaser (and with respect to any and all other Shares or other securities issued or issuable in respect of such Shares on or after December 15, 1997). All such proxies shall be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, Purchaser accepts such Shares for payment. Upon such acceptance for payment, all prior proxies given by such shareholder with respect to such Shares (and such other Shares and securities) will be revoked without further action, and no subsequent proxies may be given nor any subsequent written consent executed by such shareholder (and, if given or executed, will not be deemed to be effective) with respect thereto. The designees of Purchaser will, with respect to the Shares for which the appointment is effective, be empowered to exercise all voting and other rights of such shareholder as they in their sole discretion may deem proper at any annual or special meeting of the Company's shareholders or any adjournment or postponement thereof, by written consent in lieu of any such meeting or otherwise. Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Purchaser's payment for such Shares, Purchaser must be able to exercise full voting rights with respect to such Shares.

    The acceptance for payment by Purchaser of Shares pursuant to any of the procedures described above will constitute a binding agreement between the tendering shareholder and Purchaser upon the terms and subject to the conditions of the Offer.

    UNDER THE "BACKUP WITHHOLDING" PROVISIONS OF U.S. FEDERAL INCOME TAX LAW, THE DEPOSITARY MAY BE REQUIRED TO WITHHOLD 31% OF THE AMOUNT OF ANY PAYMENTS OF CASH PURSUANT TO THE OFFER. IN ORDER TO PREVENT BACKUP FEDERAL INCOME TAX WITHHOLDING WITH RESPECT TO PAYMENT TO CERTAIN SHAREHOLDERS OF THE PURCHASE PRICE OF SHARES PURCHASED PURSUANT TO THE OFFER, EACH SUCH STOCKHOLDER MUST PROVIDE THE DEPOSITARY WITH SUCH SHAREHOLDER'S CORRECT TAXPAYER IDENTIFICATION NUMBER AND CERTIFY THAT SUCH SHAREHOLDER IS NOT SUBJECT TO BACKUP WITHHOLDING BY COMPLETING THE SUBSTITUTE FORM W-9 IN THE LETTER OF TRANSMITTAL. CERTAIN STOCKHOLDERS (INCLUDING, AMONG OTHERS, ALL CORPORATIONS AND CERTAIN FOREIGN INDIVIDUALS AND ENTITIES) ARE NOT SUBJECT TO BACKUP WITHHOLDING. IF A SHAREHOLDER DOES NOT PROVIDE ITS CORRECT TIN OR FAILS TO PROVIDE THE CERTIFICATIONS DESCRIBED ABOVE, THE INTERNAL REVENUE SERVICE MAY IMPOSE A PENALTY ON THE SHAREHOLDER AND PAYMENT OF CASH TO THE SHAREHOLDER PURSUANT TO THE OFFER MAY BE SUBJECT TO BACKUP WITHHOLDING. ALL SHAREHOLDERS SURRENDERING SHARES PURSUANT TO THE OFFER SHOULD COMPLETE AND SIGN THE SUBSTITUTE FORM W-9 (INCLUDED IN THE LETTER OF TRANSMITTAL TO PROVIDE THE INFORMATION NECESSARY TO AVOID BACKUP WITHHOLDING (UNLESS AN APPLICABLE EXEMPTION EXISTS AND IS PROVED IN A MANNER SATISFACTORY TO THE DEPOSITARY). NON-CORPORATE FOREIGN SHAREHOLDERS SHOULD COMPLETE AND SIGN A FORM W-8, CERTIFICATE OF FOREIGN STATUS (A COPY OF WHICH MAY BE OBTAINED FROM THE DEPOSITARY), IN ORDER TO AVOID BACKUP WITHHOLDING. SEE INSTRUCTION 10 OF THE LETTER OF TRANSMITTAL.

    4. WITHDRAWAL RIGHTS. Tenders of Shares made pursuant to the Offer are irrevocable except that such Shares may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by Purchaser pursuant to the Offer, may also be withdrawn at any time after February 16, 1998. If Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering shareholders are entitled to withdrawal rights as described in this "Section 4. Withdrawal Rights". Any such delay will be by an extension of the Offer to the extent required by law.

    For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in "Section 3. Procedures for Accepting the Offer and Tendering Shares", any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares.

    All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Purchaser, in its sole discretion, whose determination will be final and binding. None of Purchaser, Parent, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

    Any Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered at any time prior to the Expiration Date by following one of the procedures described in "Section 3. Procedures for Accepting the Offer and Tendering Shares."

    5. CERTAIN FEDERAL INCOME TAX CONSEQUENCES. The receipt of cash for Shares pursuant to the Offer or in the Merger will be a taxable transaction for federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign tax laws. In general, a shareholder will recognize gain or loss for federal income tax purposes equal to the difference between the amount of cash received in exchange for the Shares sold and such shareholder's adjusted tax basis in such Shares. Assuming the Shares constitute capital assets in the hands of the shareholder, such gain or loss will be capital gain or loss. Capital gain generally will be taxed to an individual stockholder at a maximum rate of 20 percent with respect to Shares held for more than 18 months and generally will be taxed at a maximum rate of 28 percent with respect to Shares held for more than one year but not more than 18 months. The tax rates applicable to ordinary income will apply to the sale or exchange of Shares held for one year or less. The highest marginal income tax rate applicable to an individual shareholder is 39.6%. Capital losses not offset by capital gains may be deducted against an individual shareholder's ordinary income up to a maximum annual amount of $3,000. Unused capital losses may be carried forward indefinitely by an individual stockholder. All net capital gain of a corporate stockholder is subject to tax at ordinary corporate rates. A corporate stockholder can deduct capital losses only to the extent of capital gains, with unused losses being carried back three years and forward five years.

    THE FOREGOING DISCUSSION MAY NOT BE APPLICABLE TO CERTAIN TYPES OF SHAREHOLDERS, SUCH AS FINANCIAL INSTITUTIONS, BROKER-DEALERS, PERSONS WHO RECEIVED PAYMENT IN RESPECT OF OPTIONS TO ACQUIRE SHARES, SHAREHOLDERS WHO ACQUIRED SHARES PURSUANT TO THE EXERCISE OF EMPLOYEE STOCK OPTIONS OR OTHERWISE AS COMPENSATION, INDIVIDUALS WHO ARE NOT CITIZENS OR RESIDENTS OF THE UNITED STATES AND FOREIGN CORPORATIONS.

    THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS BASED UPON PRESENT LAW. SHAREHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE OFFER AND THE MERGER TO THEM, INCLUDING THE APPLICATION AND EFFECT OF THE ALTERNATIVE MINIMUM TAX, AND STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS AND CHANGES IN SUCH TAX LAWS.

    6. PRICE RANGE OF SHARES; DIVIDENDS. The Shares are listed and principally traded on the National Market tier of Nasdaq. The following table sets forth, for the quarters indicated, the high and low sales prices per Share on Nasdaq as reported by the Dow Jones News Service. Since the Company's initial public offering of Shares pursuant to a prospectus dated June 22, 1995, the Company has not issued dividends on its Common Stock.

                                                                                  HIGH        LOW
                                                                                ---------  ---------
1995:
  Second Quarter (beginning June 22, 1995)....................................  $      121/4 $       9
  Third Quarter...............................................................         171/4         95/8
  Fourth Quarter..............................................................         231/4        145/8
1996:
  First Quarter...............................................................  $      29  $      20
  Second Quarter..............................................................         353/4        223/4
  Third Quarter...............................................................         291/4        181/2
  Fourth Quarter..............................................................         29         221/2
1997:
  First Quarter...............................................................  $      321/4 $      19
  Second Quarter..............................................................         401/4        261/2
  Third Quarter...............................................................         611/4        351/2
  Fourth Quarter (through December 15, 1997)..................................         473/4        291/2

    On December 15, 1997, the last full trading day prior to the announcement of the execution of the Merger Agreement and of Purchaser's intention to commence the Offer, the closing price per Share as reported on Nasdaq was $45 1/2. On December 18, 1997, the last full trading day prior to the commencement of the Offer, the closing price per Share as reported on Nasdaq was $51 3/8.

    SHAREHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES.

    7. CERTAIN INFORMATION CONCERNING THE COMPANY. Except as otherwise set forth herein, the information concerning the Company contained in this Offer to Purchase, including financial information, has been furnished by the Company or has been taken from or based upon publicly available documents and records on file with the Commission and other public sources. Neither Purchaser nor Parent assumes any responsibility for the accuracy or completeness of the information concerning the Company furnished by the Company or contained in such documents and records or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Purchaser or Parent.

    GENERAL. The Company is a Minnesota corporation with its principal executive offices located at 7375 Bush Lake Road, Minneapolis, Minnesota 55439-2029. The Company designs, manufacturers and markets an innovative series of spinal implants, instruments and procedures based on the Company's BAK-TM-technology for the treatment of degenerative conditions of the human spine. The Company's spinal implants are designed to facilitate fusion of spinal vertebrae in order to reduce spinal instability that can cause chronic, disabling back pain.

    FINANCIAL INFORMATION. Set forth below is certain selected consolidated financial information relating to the Company and its subsidiaries which has been excerpted or derived from the audited financial statements contained in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 (the "Form 10-K") and the unaudited financial statements contained in the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1997 (the "Form 10-Q"). More comprehensive financial information is included in the Form 10-K, the Form 10-Q and other documents filed by the Company with the Commission. The financial information that follows is qualified in its entirety by reference to such reports and other documents, including the financial statements and related notes contained therein. Such reports and other documents may be examined and copies may be obtained from the offices of the Commission in the manner set forth below.

                                SPINE-TECH, INC.
                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                     FISCAL YEAR ENDED                    NINE MONTHS ENDED
                                         ------------------------------------------  ----------------------------
                                         DECEMBER 31,  DECEMBER 31,   DECEMBER 31,   SEPTEMBER 30,  SEPTEMBER 30,
                                             1996          1995           1994           1997           1996
                                         ------------  -------------  -------------  -------------  -------------
STATEMENT OF OPERATIONS DATA
  Net sales............................   $   10,153     $   7,517      $   4,398      $  39,689      $   4,471
  Cost of goods sold...................        2,849         2,488          1,330          8,997          1,601
                                         ------------       ------         ------    -------------  -------------
    Gross profit.......................        7,304         5,029          3,068         30,692          2,870
Operating expenses:
  Sales and marketing..................        5,387         1,563            962         12,306          2,641
  General administrative...............        3,294         2,487          1,491          4,323          2,321
  Research and development.............        1,777         1,597          1,202          2,360          1,369
                                         ------------       ------         ------    -------------  -------------
      Total operating expenses.........       10,458         5,647          3,655         18,988          6,330
                                         ------------       ------         ------    -------------  -------------
  Exclusive distribution
    agreement fee......................                                        40
  Operating income (loss)..............       (3,154)         (618)          (547)        11,704         (3,461)
  Interest income......................        1,223           896            168            747          1,071
                                         ------------       ------         ------    -------------  -------------
  Net pretax income (loss).............       (1,931)          278           (379)        12,452         (2,389)
  Provision (benefit) for income
    taxes..............................       (1,684)           10             --          4,983             --
-------------------------------------------------------------------------------------------
Net income (loss)......................   $     (247)    $     268      $    (379)     $   7,469      $  (2,389)
-------------------------------------------------------------------------------------------
Net income (loss) per weighted average
  fully diluted share..................   $     (.02)    $     .03      $    (.06)     $     .65      $    (.24)

                                         DECEMBER 31,  DECEMBER 31,  DECEMBER 31,  SEPTEMBER 30,  SEPTEMBER 30,
                                             1996          1995          1994          1997           1996
                                         ------------  ------------  ------------  -------------  -------------
BALANCE SHEET DATA
  Current assets.......................   $   24,053    $   27,652    $    4,337     $  37,510      $  24,055
  Current liabilities..................        1,412           862           566         4,484          1,412
                                         ------------  ------------  ------------  -------------  -------------
  Working capital......................       22,641        26,790         3,771        33,026         22,643
  Total assets.........................       34,058        32,667         5,549        45,467         34,059
  Retained Earnings
    (Accumulated Deficit)..............       (2,562)       (2,315)       (2,378)        4,907         (2,561)
  Shareholders' equity.................       32,646        31,805         4,983        40,983         32,647

    PROJECTED FINANCIAL INFORMATION. In connection with Parent's review of the Company and in the course of the negotiations between the Company and Parent described in "Section 10. Background of the Offer; Contacts with the Company; the Merger Agreement", the Company provided Parent with certain business and financial information concerning the future financial performance of the Company on a stand alone basis which Parent and Purchaser believe is not publicly available, including the following (in thousands):

                                                     1997       1998       1999       2000       2001
                                                   ---------  ---------  ---------  ---------  ---------
Net sales........................................  $  61,658  $ 119,000  $ 229,111  $ 283,850  $ 343,849
Operating income.................................     20,380     51,754    100,028    122,004    146,315
Income (loss) before income taxes................     21,190     52,980    102,006    125,472    152,512
Net income (loss)................................  $  12,714  $  31,788  $  61,203  $  75,283  $  91,507

    PARENT DOES NOT BELIEVE THAT SUCH INFORMATION REPRESENTS THE MOST LIKELY FUTURE FINANCIAL PERFORMANCE OF THE COMPANY AS A SUBSIDIARY OF PARENT. ACCORDINGLY, SUCH INFORMATION HAS BEEN INCLUDED ONLY BECAUSE IT WAS PROVIDED TO PARENT BY THE COMPANY. MOREOVER, PROJECTED INFORMATION OF THIS TYPE IS BASED ON ESTIMATES AND ASSUMPTIONS THAT ARE INHERENTLY SUBJECT TO SIGNIFICANT ECONOMIC AND COMPETITIVE UNCERTAINTIES AND CONTINGENCIES, ALL OF WHICH ARE DIFFICULT TO PREDICT AND MANY OF WHICH ARE BEYOND THE COMPANY'S CONTROL. ACCORDINGLY, THERE CAN BE NO ASSURANCE THAT THE PROJECTED RESULTS WOULD BE REALIZED OR THAT ACTUAL RESULTS (INCLUDING THOSE FOR 1997) WOULD NOT BE SIGNIFICANTLY HIGHER OR LOWER THAN THOSE SET FORTH ABOVE. IN ADDITION, THE COMPANY HAS ADVISED PARENT THAT THESE PROJECTIONS WERE NOT PREPARED WITH A VIEW TO PUBLIC DISCLOSURE OR COMPLIANCE WITH THE PUBLISHED GUIDELINES OF THE COMMISSION OR THE GUIDELINES ESTABLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS REGARDING PROJECTIONS AND FORECASTS AND ARE INCLUDED IN THIS OFFER TO PURCHASE. NONE OF PARENT, PURCHASER, THE COMPANY OR ANY OTHER PARTY ASSUMES ANY RESPONSIBILITY FOR THE ACCURACY OR VALIDITY OF THE FOREGOING PROJECTIONS.

    The Company is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Information as of particular dates concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be disclosed in proxy statements distributed to the Company's shareholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and also should be available for inspection at the Commission's regional offices located at Seven World Trade Center, Suite 300, New York, New York 10048 and the Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials may also be obtained by mail, upon payment of the Commission's customary fees, by writing to its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports and other information regarding registrants that file electronically with the Commission.

    8. CERTAIN INFORMATION CONCERNING PURCHASER AND PARENT. Purchaser is a newly incorporated Minnesota corporation organized in connection with the Offer and the Merger and has not carried on any activities other than in connection with the Offer and the Merger. The principal offices of Purchaser are located at Angleton, Texas. Purchaser is an indirect wholly owned subsidiary of Parent.

    Until immediately prior to the time that Purchaser will purchase Shares pursuant to the Offer, it is not anticipated that Purchaser will have any significant assets or liabilities or engage in activities other than those incident to its formation and capitalization and the transactions contemplated by the Offer and the Merger. Because Purchaser is newly formed and has minimal assets and capitalization, no meaningful financial information regarding Purchaser is available.

    Parent is a corporation organized under the laws of Switzerland. Its principal offices are located at Zurcherstrasse 12, 8401 Winterthur, Switzerland. Parent designs, manufactures and markets a broad range of orthopedic and cardiovascular products, with a focus on implantable medical products and materials technology.

    Approximately 75% of the outstanding shares of Parent are owned by Sulzer AG, a Swiss company that is listed on the Swiss Exchange.

    The name, citizenship, business address, principal occupation or employment, and five-year employment history for each of the directors and executive officers of Purchaser, Parent and Sulzer AG and certain other information are set forth in Schedule I hereto. Sulzer AG is active in the following markets: weaving machines (Sulzer Ruti), plant and building services (Sulzer Infra), medical technology (Sulzer Medica), the petroleum and chemical industries (Sulzer Roteq), and in selected markets for mechanical engineering and plant installation (Sulzer Winterthur). Sulzer AG's principal offices are located at Zurcherstrasse 12, 8401 Winterthur, Switzerland.

    On September 12, 1997, Sulzer Orthopedics Biologics Inc. ("Sulzer Biologics"), an indirect wholly owned subsidiary of Parent, and the Company entered into a Clinical Study Agreement (the "Clinical Agreement"). Pursuant to the Clinical Agreement, Sulzer Biologics is conducting an investigational device exemption study to obtain the Food and Drug Administration's marketing clearance for the use of the Company's BAK Cage product in conjunction with Ne-Osteo, a bone morphogenetic protein that is a mixture of naturally occurring bone growth factors in a collagen matrix that was developed by Sulzer Biologics. Sulzer Biologics is responsible for funding the study, and the Company has agreed to pay $7,500 per quarter, up to a maximum of $150,000, to defray a portion of those costs.

    Set forth below are certain selected combined financial information relating to Parent and its subsidiaries for Parent's last three fiscal years, which have been excerpted or derived from the combined financial statements (the "Combined Financial Statements") contained in Parent's prospectus dated July 14, 1997 and from the unaudited financial statements contained in Parent's Report on Form 6-K for the month of November, 1997, in each case filed or furnished by Parent with the Commission. The Parent's selected combined financial information contained herein is expressed on a "combined" rather than a "consolidated" basis because, prior to the recapitalization of the Parent effected in conjunction with its initial public offering in July 1997, not all of the Parent's present subsidiaries were owned and controlled by the Parent. The Combined Financial Statements were prepared in accordance with International Accounting Standards ("IAS") which differ in certain respects from accounting principles generally accepted in the United States ("US GAAP"). More comprehensive financial information is included in such reports and other documents filed by Parent with the Commission, and the following financial information is qualified in its entirety by reference to such reports and other documents, including the financial information and related notes contained therein. Such reports and other documents may be inspected and copies may be obtained from the offices of the Commission in the same manner as set forth with respect to information about the Company in "Section 7. Certain Information Concerning the Company".

                               SULZER MEDICA LTD
                    SELECTED COMBINED FINANCIAL INFORMATION
                      (IN MILLIONS, EXCEPT PER SHARE DATA)

                                                                             NINE MONTHS ENDED
                                                                         SEPTEMBER 30, 1997 (1)(2)      YEAR ENDED DECEMBER 31,
                                                                        ---------------------------   ----------------------------
                                                                         1997      1997      1996      1996    1996   1995   1994
                                                                        -------   -------   -------   ------   -----  -----  -----

                                                                        US$(7)      CHF       CHF     US$(3)    CHF    CHF    CHF
INCOME STATEMENT DATA:

AMOUNTS IN ACCORDANCE WITH IAS:

Net sales
  Orthopedics.........................................................    356.8     517.4     438.6     417      600    561    571
  Electrophysiology...................................................    243.2     352.7     295.0     278      401    322    330
  Cardiovascular Prostheses...........................................    114.2     165.6     117.9     112      161    162    155
  Consolidation.......................................................     (3.7)     (5.5)     (4.5)     (4)      (6)    (2)  --
                                                                        -------   -------   -------   ------   -----  -----  -----
Total net sales.......................................................    710.5   1,030.2     847.0     803    1,156  1,043  1,056
Cost of sales.........................................................   (219.7)   (318.5)   (273.9)   (262)    (377)  (343)  (350)
Selling, general and administrative expense...........................   (294.2)   (426.6)   (330.4)   (316)    (455)  (383)  (369)
Research and development expense......................................    (69.2)   (100.4)    (78.9)    (73)    (106)   (94)  (103)
Operating income before exceptional items and goodwill amortization
  (4).................................................................    125.3     181.7     166.4     158      227    219    232
Operating income (loss)...............................................    119.2     172.8      77.7      99      143    170    201
Net income (loss).....................................................     65.4      94.8      28.5      52       75     67     85

AMOUNTS IN ACCORDANCE WITH US GAAP (5):

Net income............................................................                                   52       75     67

                                                                         AS OF                  AS OF DECEMBER 31,
                                                                     SEPTEMBER 30,       ---------------------------------
                                                                       1997(1)(2)           1996        1996       1995
                                                                 ----------------------  -----------  ---------  ---------
                                                                   US$(8)        CHF       US$(3)        CHF        CHF
BALANCE SHEET DATA:

AMOUNTS IN ACCORDANCE WITH IAS:
Cash and cash equivalents......................................         735       1,066          79         114        136
Net current assets (6).........................................         339         493         361         520        323
Total assets...................................................       1,626       2,359         882       1,270      1,008
Short-term borrowings..........................................          83         120         166         240         62
Long-term borrowings...........................................         501         727         551         794        778
Shareholders' equity (deficit).................................         770       1,117         (45)        (64)      (110)

AMOUNTS IN ACCORDANCE WITH US GAAP (5):
Cash and cash equivalents......................................                                  79         114        136
Total assets...................................................                                 910       1,311      1,053
Short-term borrowings..........................................                                 166         240         62
Long-term borrowings...........................................                                 585         843        792
Shareholders' equity (deficit).................................                                 (31)        (45)       (86)

                                                                   1994
                                                                 ---------
                                                                    CHF
BALANCE SHEET DATA:
AMOUNTS IN ACCORDANCE WITH IAS:
Cash and cash equivalents......................................         98
Net current assets (6).........................................        328
Total assets...................................................        961
Short-term borrowings..........................................         49
Long-term borrowings...........................................        882
Shareholders' equity (deficit).................................       (206)
AMOUNTS IN ACCORDANCE WITH US GAAP (5):
Cash and cash equivalents......................................
Total assets...................................................
Short-term borrowings..........................................
Long-term borrowings...........................................
Shareholders' equity (deficit).................................

                                                                                                 AS OF DECEMBER 31,
                                                                                           -------------------------------
                                                                                             1996       1995       1994
                                                                                           ---------  ---------  ---------
OTHER DATA:
  Number of employees....................................................................      4,557      4,069      3,963

------------------------

(1) The financial data for the quarters ended September 30, 1997 and 1996 comprise selected unaudited income statement and balance sheet information.

(2) Unaudited.

(3) Translated solely for the convenience of the reader at the rate of CHF 1.44 = US$1.00, the Noon Buying Rate on March 31, 1997. Total net sales for 1996 of the Parent, translated at the average 1996 exchange rate of CHF 1.23 = US$1.00 would have been $940 million.

(4) This item is not reportable under US GAAP.

(5) Amounts in accordance with US GAAP have not been prepared on a quarterly basis. The Parent is not aware of any significant differences between the Parent's IAS financial data and amounts in accordance with US GAAP that might affect the quarterly financial information other than those described in the Combined Financial Statements.

(6) "Net current assets," which is not a measure defined under US GAAP, comprises current assets (net of cash and cash equivalents) less current liabilities (excluding short-term borrowings).

(7) US dollar information is for convenience of the reader only. The exchange rate used for the conversion of the cumulative January to September CHF figures into USD was CHF 1.45 = US$1.00 and represents the average rate during this accounting period.

(8) US dollar information is for convenience of the reader only. The exchange rate used for the conversion of the CHF figures into USD was CHF 1.45 = US$1.00 at the end of September 1997 representing the rounded actual rate at this balance sheet date.

DIFFERENCES BETWEEN IAS AND US GAAP

    The financial statements are prepared in accordance with IAS which differ in certain respects from US GAAP.

    There are no significant differences between IAS and US GAAP in the Combined Financial Statements which lead to adjustments to net income for the years ended December 31, 1996 and 1995. The principal differences between IAS and US GAAP with respect to shareholders' equity are presented below with explanations of certain adjustments that affect historical combined shareholders' equity as of December 31, 1996 and 1995:

RECONCILIATION OF SHAREHOLDERS' EQUITY

                                                                             1996         1995
                                                                             MCHF         MCHF
                                                                          -----------  -----------
Shareholders' equity under IAS..........................................         (64)        (110)
Shareholders' equity under US GAAP......................................         (45)         (86)

    MARKETABLE SECURITIES. In accordance with IAS 25, "Accounting for Investments", Parent and its subsidiaries (the "Group") has classified its marketable securities as long-term, and carries such investments at the lower of cost and market value, determined on a total aggregate portfolio bases. Reductions in the carrying value of marketable securities are charged to the combined statement of income.

    US GAAP Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("FAS 115") provides that investments in marketable securities should be classified in one of three categories and accounted for as follows:

    -- "Held to maturity", which are defined as debt securities that a company has the positive intent and ability to hold to maturity, are reported at amortized cost.

    -- "Trading", which are defined as those securities that are bought and held principally for the purpose of selling them in the near term, are reported at fair value with unrealized gains and losses included in earnings.

    -- "Available-for-sale", which include securities not classified in either of the above categories, are reported at fair value with unrealized gains and losses excluded from earnings and included as a separate component of shareholders' equity.

    The Group has classified its investments in marketable securities as available-for-sale. The Group does not have any trading securities. Accordingly, the effect of this treatment is included in the US GAAP reconciliation of shareholders' equity. There were no reductions in the carrying value of marketable securities charged to the combined statement of income for the years ended December 31, 1996 and 1995, which would require a reconciliation of combined net income under IAS and US GAAP.

    The IAS cost and estimated fair value of available-for-sale securities at December 31, are as follows:

                                                                                 1996         1995
                                                                                 MCHF         MCHF
                                                                              -----------  -----------
IAS cost....................................................................          13            3
Gross unrealized gains......................................................          30           39
Gross unrealized losses.....................................................          --           --
                                                                                      --           --
Fair value in accordance with FAS 115.......................................          43           42
                                                                                      --           --
                                                                                      --           --

    The marketable securities shown above represent equity securities. The Company did not realize any proceeds from the sale of available-for-sale securities during 1996 and 1995.

    GOODWILL. Both IAS and US GAAP require that goodwill arising on acquisition be capitalized and amortized on a systemic basis over its useful life. In addition the measurement of goodwill under IAS and US GAAP is similar and does not result in any material difference.

    Both IAS and US GAAP acknowledge that it is difficult to estimate the useful life of goodwill and impose maximum limits on the useful life which are arbitrary. Under IAS there is a presumption that for accounting purposes the useful life of goodwill does not exceed 5 years, unless a longer period can be clearly justified. In no case may the useful life of goodwill under IAS exceed 20 years. Under US GAAP, Accounting Principles Board Opinion No. 16, "Business Combination", the useful life of goodwill may not exceed 40 years. Accordingly, the application of US GAAP may result in differences in the period of amortization for goodwill. As permitted by the Commission rules, the Parent has not attempted to quantify those differences for purposes of the reconciliation to US GAAP.

    UNAMORTIZED PREMIUMS ON BANK LOANS. In the combined financial statements prepared in accordance with IAS, unamortized premiums on bank loans of CHF 49 million and of CHF 14 million at December 31, 1996 and 1995, respectively, were included in accrued liabilities and other long-term liabilities. Under US GAAP, Accounting Principles Board Opinion No. 21 requires that such premiums be reported as a direct addition to the amount of the related borrowings. This difference does not result in a reconciling to shareholders' equity as of December 31, 1996 and 1995 or net income for the years ended 1996 and 1995 between IAS and US GAAP.

    DEFERRED TAXES. In the Combined Financial Statements deferred tax assets and liabilities are classified as long-term and have been presented as such in the assets and liabilities sections of the balance sheet. This presentation is in accordance with IAS 12 "Accounting for Taxes on Income". US GAAP Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes" ("FAS 109") provides that deferred taxes must be separated into a current amount and a noncurrent amount based on the classification of the related asset or liability. This difference does not result in a reconciling adjustment to shareholders' equity as of December 31, 1996 and 1995, or net income for the years ended 1996 and 1995 between IAS and US GAAP.

    FOREIGN CURRENCY TRANSLATION. In the Combined Financial Statements prepared in accordance with IAS goodwill related to the acquisitions of foreign subsidiaries is translated using the exchange rate prevailing at the date of acquisition. US GAAP Statement of Financial Accounting Standards No. 52 "Foreign Currency Translation" requires that all elements of the financial statements, including goodwill, must be translated by using the year-end rate of exchange. This difference between IAS and US GAAP does not result in a material reconciling adjustment to shareholders' equity as of December 31, 1996 and 1995, or net income for the years ended 1996 and 1995.

    OPERATING INCOME BEFORE EXCEPTIONAL ITEMS AND GOODWILL
AMORTIZATION. Disclosure of operating income before exceptional items and goodwill amortization is not permitted under US GAAP. The exceptional items and goodwill amortization would be included in the determination of operating income under US GAAP. The staff of the Commission is of the opinion that inventory writedowns included within exceptional items should be included within cost of sales under US GAAP. In addition, a part of the restructuring costs of CHF 4 million recorded as exceptional items would not qualify for disclosure as restructuring costs under US GAAP.

    PROVISIONS. Under IAS 10 a potential loss may be reduced or avoided because a contingent liability is matched by a related claim against a third party, for example an insurance company. In such cases the amount recognized as a loss may be determined after taking into account the probable recovery under the claim. US GAAP however requires that both the loss provision and the recoverable amount be recorded using a gross presentation basis. Under US GAAP short term provisions and other accounts receivable should each be increased by approximately CHF 2 million.

    Except as described in this Offer to Purchase, (i) none of Purchaser, Parent nor, to the best knowledge of Purchaser and Parent, any of the persons listed in
Schedule I to this Offer to Purchase or any associate or majority-owned subsidiary of Purchaser, Parent or any of the persons so listed beneficially owns or has any right to acquire, directly or indirectly, any Shares and (ii) none of Purchaser, Parent nor, to the best knowledge of Purchaser and Parent, any of the persons or entities referred to above nor any director, executive officer or subsidiary of any of the foregoing has effected any transaction in the Shares during the past 60 days.

    Except as provided in the Merger Agreement and as otherwise described in this Offer to Purchase, none of Purchaser, Parent nor, to the best knowledge of Purchaser and Parent, any of the persons listed in Schedule I to this Offer to Purchase, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or voting of such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies. Except as set forth in this Offer to Purchase, since January 1, 1994, neither Purchaser nor Parent nor, to the best knowledge of Purchaser and Parent, any of the persons listed on Schedule I hereto, has had any business relationship or transaction with the Company or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the Commission applicable to the Offer. Except as set forth in this Offer to Purchase, since January 1, 1994, there have been no contacts, negotiations or transactions between any of Purchaser, Parent, or any of their respective subsidiaries or, to the best knowledge of Purchaser and Parent, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

    9. FINANCING OF THE OFFER AND THE MERGER. The total amount of funds required by Purchaser to consummate the Offer and the Merger and to pay related fees and expenses is estimated to be approximately $630 million. Purchaser will obtain all of such funds from Parent. Parent will provide approximately $380 million of such funds from available cash and the liquidation of certain short term investments. Parent will provide approximately $250 million of such funds from a credit facility set forth in a commitment letter dated December 17, 1997 from an affiliate of Credit Suisse First Boston Corporation, Credit Suisse First Boston, a Swiss bank (the "Bridge Credit Facility"). Pursuant to the Bridge Credit Facility, Parent may borrow up to $250 million. All amounts under the Bridge Credit Facility must be repaid by March 31, 1998 and the annual rate of interest under this facility is 0.15% over LIBOR. Parent expects to repay the Bridge Credit Facility from the liquidation of certain investments expected to become due in the weeks leading up to March 31, 1998.

    10. BACKGROUND OF THE OFFER; CONTACTS WITH THE COMPANY; THE MERGER
AGREEMENT.

    Following the completion of its initial public offering in July 1997, Parent conducted an industry-wide search for potential acquisition candidates within areas it previously had targeted for expansion and identified the Company as one of the most attractive acquisition candidates in the spinal field. As a result, Parent began its review of publicly available information concerning the Company.

    In early September 1997, with the consent of the Company, Piper Jaffray, Inc., financial advisor to the Company ("Piper Jaffray"), contacted four medical device companies, including Parent, concerning their interest in effecting a possible transaction with the Company. Robert Cohen, Vice President Business Development of Parent, indicated that Parent would have an interest in pursuing discussions. The other three companies did not express an interest. On September 25, 1997, the Company and Parent entered into a confidentiality agreement and Parent began its review and analysis of non-public information supplied to it by the Company. On October 7, 1997, Mr. Cohen indicated to Piper Jaffray that Parent was interested in continuing to explore a possible transaction. Parent continued its analysis of the Company throughout October 1997.

    On October 14, 1997, David W. Stassen, Chief Executive Officer and President of the Company, Keith M. Eastman, Chief Financial Officer and Secretary of the Company, and Douglas W. Kohrs, Vice President, Research and Development of the Company, a representative of Piper Jaffray and Mr. Cohen and Jerry L. Marlar, President Sulzer Orthopedics Inc., met in Houston. At the meeting, the Company's representatives made a presentation to Parent's representatives concerning the Company's operations, including its product development.

    On October 30, 1997, Fritz Fahrni, Chairman of the Parent, Andre P. Buchel, the President and Chief Executive Officer of Parent, and Mr. Cohen met with Messrs. Stassen, Eastman and Kohrs and a representative of Piper Jaffray in Minneapolis to discuss the Company's operations, the possibility of a transaction and the integration of the companies in the event of such a transaction.

    From November 3 through November 5, 1997, representatives of Parent and the Company met in Minneapolis to facilitate Parent's due diligence review of the Company. During those meetings, Mr. Cohen indicated to Mr. Stassen that Parent was interested in continuing to explore a transaction. Following these meetings, Parent continued its analysis of a possible acquisition of the Company.

    On November 20, 1997, Messrs. Stassen, Eastman and Kohrs met in London with Mr. Cohen and Felix Scherrer, President of Sulzer Orthopedics Ltd., to continue to discuss a potential transaction and the integration issues that might arise in the event of such a transaction.

    On November 27, 1997, Parent's Board of Directors reviewed the potential acquisition of the Company and authorized Parent's management to continue to pursue the potential transaction. On November 29, 1997, Mr. Cohen telephoned Mr. Stassen and requested that they meet in New York so that Parent could make an acquisition proposal to the Company.

    On December 1, 1997, representatives of Parent and Credit Suisse First Boston, and Shearman & Sterling, Parent's counsel, met in New York with Messrs. Stassen and Eastman and Piper Jaffray. During those meetings, Parent made a proposal to acquire the Company that was equivalent to approximately $49.40 per Share. The Company's representatives indicated that they believed that Parent's proposal did not deliver sufficient value to the Company's shareholders, but that they would review the proposal with the Board. Shortly following the meeting, Parent delivered an initial draft of the Merger Agreement to the Company.

    At a Board meeting of the Company on December 4, 1997, the proposal and the proposed terms of the initial draft of the Merger Agreement were reviewed by Faegre & Benson LLP, counsel to the Company, with the Board, and Piper Jaffray reviewed with the Board the process that had been undertaken and analyzed the proposed transaction assuming the merger price proposed by Parent. The Board instructed management to continue negotiations and to attempt to obtain a higher price for the Company.

    Following the December 4, 1997 Board meeting, Mr. Stassen advised Mr. Cohen that the Board would consider a transaction that delivered $52.00 per share in cash to the Company's shareholders, and on December 5, 1997, Faegre & Benson LLP communicated to Shearman & Sterling the Company's initial response to the draft Merger Agreement. After Parent reviewed this response, Mr. Cohen advised Mr. Stassen on December 8, 1997 that Parent was willing to discuss such a transaction, but only if Parent was able to reach a satisfactory agreement with the Company's senior management concerning their continuing role in the Company following the transaction. Shearman & Sterling and Faegre & Benson LLP continued to negotiate the terms of the Merger Agreement.

    On December 12, 1997, Parent reviewed the proposal to acquire the Company at $52.00 per Share with the Board of Directors of Sulzer AG, which owns approximately 75% of Parent's outstanding common stock, and Sulzer AG's Board of Directors endorsed the transaction.

    Prior to the meeting of the Company's Board on December 12, 1997, Piper Jaffray, in separate conversations, contacted Mr. Cohen and Credit Suisse First Boston and discussed whether Parent would be willing to increase its price. Mr. Cohen and a representative of Credit Suisse First Boston each stated that it was his belief that the Board of Directors of Parent would not entertain a request for a higher price.

    The Board of the Company met later on December 12 to discuss Parent's new proposal to acquire the Company for $52.00 per Share. Mr. Stassen discussed recent developments, including certain adverse rulings regarding the products of two competitors by an FDA panel and the effect of this development on the Company's stock price as well as its impact on the future prospects of the Company. The Board also was informed (i) of Piper Jaffray's contact with Mr. Cohen and a representative of Credit Suisse First Boston concerning whether Parent would be willing to increase its price, (ii) that Piper Jaffray had been informed by Mr. Cohen and the representative of Credit Suisse First Boston, and believed, that it was unlikely that Parent would increase the price, (iii) that Piper Jaffray had effectively canvassed the market of logical buyers and (iv) that Piper Jaffray was prepared to deliver its opinion that as of such date and based upon and subject to the matters considered by Piper Jaffray, the $52.00 price proposed to be received by the holders of Shares in the Offer and the Merger was fair, from a financial point of view, to such holders. The most recent draft of the Merger Agreement received from Shearman & Sterling that day was distributed and reviewed with Faegre & Benson LLP and major outstanding issues were discussed. Mr. Stassen reviewed with the Board Parent's position that its proposal assumed that it would be able to reach satisfactory arrangements with the Company's senior management concerning their role in the Company following the transaction, and the Board was informed that Parent was requesting a termination fee of $20 million and that certain conditions to the Offer remained in the proposed Merger Agreement which the Board determined were not acceptable. The Board authorized management to propose a termination fee of $12 million and to continue negotiations on the other outstanding issues.

    Shearman & Sterling and Faegre & Benson LLP continued their negotiation of the Merger Agreement. On December 14, 1997, Messrs. Stassen and Eastman met with representatives of Parent in

Angleton, Texas, where they reached agreement concerning employment arrangements following the transaction.

    On December 15, 1997, the Company's Board met again. Management, Piper Jaffray and Faegre & Benson LLP updated the Board on the status of discussions, including the willingness of Parent to accept a $15 million termination fee and to further limit its conditions to the Offer. Piper Jaffray updated certain aspects of its fairness opinion presentation, and formally presented its opinion to the Board. A special committee of the Board, consisting of all of the independent directors of the Board for purposes of Section 302A.673 of the Minnesota Law, unanimously approved the Offer, the Merger and the Merger Agreement. Immediately thereafter, the Board unanimously approved the Offer, the Merger and the Merger Agreement and determined that the terms of the Offer and the Merger are in the best interests of the Company and its shareholders.

    That evening the parties signed the Merger Agreement.

THE MERGER AGREEMENT

    The following is a summary of the Merger Agreement, a copy of which is filed as an Exhibit to the Tender Offer Statement on Schedule 14D-1 (the "Schedule 14D-1") filed by Purchaser and Parent with the Commission in connection with the Offer. Such summary is qualified in its entirety by reference to the Merger Agreement.

    THE OFFER. The Merger Agreement provides for the commencement of the Offer as promptly as practicable, but in no event later than five business days after the initial public announcement of Purchaser's intention to commence the Offer provided (i) the Merger Agreement is not terminated by its terms and (ii) none of the events described in "Section 14. Conditions to the Offer" have occurred or are existing. The obligation of Purchaser to accept for payment and pay for the Shares tendered pursuant to the Offer is subject to the satisfaction of (i) the Minimum Condition and (ii) certain other conditions described in "Section
14. Conditions to the Offer". The Purchaser may waive any condition to the Offer, increase the price per Share payable in the Offer and make any other changes to the Offer. However, no change may (i) decrease the price per Share payable in the Offer, (ii) reduce the maximum number of Shares to be purchased,
(iii) change the form of consideration to be paid in the Offer, (iv) modify the conditions described in "Section 14. Conditions to the Offer", (v) impose conditions to the Offer other than those described in "Section 14. Conditions to the Offer", or (vi), except as provided in the following sentence, extend the Offer. The Purchaser may, without the consent of the Company, (i) extend the Offer beyond the scheduled expiration date (the initial scheduled expiration date being January 21, 1998, if, at the scheduled expiration date, any of the conditions to Purchaser's obligation to accept for payment, and to pay for, the Shares, will not be satisfied or waived, (ii) extend the Offer for any period required by any rule, regulation or interpretation of the Commission or the staff thereof applicable to the Offer or (iii) extend the Offer for an aggregate period of not more than five business days beyond the latest applicable date that would otherwise be permitted under clause (i) or (ii) of this sentence, if as of such date, all of the conditions to Purchaser's obligations to accept for payment, and to pay for, the Shares are satisfied or waived, but the number of Shares validly tendered and not withdrawn pursuant to the Offer equals 80% or more, but less than 90%, of the outstanding Shares. The Per Share Amount will, subject to the applicable withholding of taxes, be net to the seller in cash, upon the terms and conditions of the Offer. Subject to the terms and conditions of the Offer, Purchaser shall, and Parent will cause Purchaser to, promptly after expiration of the Offer, accept for payment and pay for all Shares validly tendered and not withdrawn.

    THE MERGER. The Merger Agreement provides that, upon the terms and subject to the conditions thereof and in accordance with Minnesota Law, at the Effective Time, Purchaser will be merged with and into the Company and the Company will continue as the Surviving Corporation and will become an indirect wholly owned subsidiary of Parent. Upon consummation of the Merger, each issued and outstanding Share (other than any Shares held in the treasury of the Company or owned by Purchaser, Parent or any direct or indirect wholly owned subsidiary of Parent or of the Company and any outstanding Shares which are held by shareholders who have not voted in favor of the Merger and who have properly exercised dissenters' rights with respect to such Shares in accordance with Minnesota Law) will be converted automatically into the right to receive the Per Share Amount in cash (the "Merger Consideration"). Pursuant to the Merger Agreement, each share of common stock, par value $.01 per share, of Purchaser issued and outstanding immediately prior to the Effective Time will be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation.

    CHARTER DOCUMENTS; INITIAL DIRECTORS AND OFFICERS. The Merger Agreement provides that, at the Effective Time, the Articles of Incorporation of Purchaser, as in effect immediately prior to the Effective Time, will be the Articles of Incorporation of the Surviving Corporation; PROVIDED, HOWEVER, that
Article I of the Articles of Incorporation of the Surviving Corporation will be amended to read as follows: "The name of the corporation is Spine-Tech, Inc." The Merger Agreement also provides that the By-laws of Purchaser, as in effect immediately prior to the Effective Time, will be the By-laws of the Surviving Corporation until thereafter amended as provided by law, the Articles of Incorporation of the Surviving Corporation and such By-laws. Pursuant to the Merger Agreement, the directors of Purchaser immediately prior to the Effective Time will be the initial directors of the Surviving Corporation and the officers of the Purchaser immediately prior to the Effective Time will be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified in accordance with the Articles of Incorporation and By-laws of the Surviving Corporation and Minnesota Law.

    SHAREHOLDERS' MEETING. The Merger Agreement provides that, if required by applicable law in order to consummate the Merger, the Company, acting through the Board, will, in accordance with applicable law and its Articles of Incorporation and By-Laws, duly call, give notice of, convene and hold a special meeting of its shareholders as soon as practicable following consummation of the Offer for the purpose of considering and taking action on the Merger Agreement and the transactions contemplated thereby. Notwithstanding the foregoing, in the event that Purchaser shall acquire at least 90% of the then outstanding Shares, the parties have agreed, subject to the conditions to the Merger described below, to take all necessary and appropriate action to cause the Merger to become effective, in accordance with Section 302A.621 of the Minnesota Law, as soon as reasonably practicable after such acquisition, without a meeting of the shareholders of the Company.

    FILINGS. The Merger Agreement provides that the Company will, as promptly as reasonably practicable following consummation of the Offer and if required by applicable law, file a proxy statement (the "Proxy Statement") with the Commission, and will use its reasonable efforts to have the Proxy Statement cleared by the Commission. The Company has agreed that, except if the Board determines in good faith an alternative action is necessary in accordance with its fiduciary duties to the Company and its shareholders under applicable law after consultation with its outside legal counsel, the Proxy Statement will contain the recommendation of the Board that the holders of the Shares approve and adopt the Merger Agreement and the Merger.

    CONDUCT OF BUSINESS PENDING THE MERGER. Pursuant to the Merger Agreement, the Company has agreed that, between the date of the Merger Agreement and the Effective Time, except as set forth in the disclosure schedule of the Company or as expressly contemplated by any other provision of the Merger Agreement, unless Parent or Purchaser will otherwise agree in writing, the businesses of the Company and its subsidiaries will be conducted only in, and the Company and its subsidiaries will not take any action with respect to their businesses except in, the ordinary course of business; and each of the Company and its subsidiaries will use its reasonable efforts to preserve substantially intact the business organization of the Company and its subsidiaries, to keep available the services of the current officers, employees and consultants of the Company and its subsidiaries, and to preserve the current relationships of the Company and its subsidiaries with physicians, customers, suppliers and other persons with which the Company or any of its subsidiaries has significant business relations. By way of amplification and not limitation, except as contemplated by the Merger Agreement, neither the Company nor any subsidiary thereof will, between the date of the Merger Agreement and the Effective Time, directly or indirectly do any of the following without the prior written consent of Parent or Purchaser:

        (a) amend or otherwise change its Articles of Incorporation or By-laws or equivalent organizational documents;

        (b) issue, sell, pledge, dispose of, grant, encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (i) any shares of capital stock of the Company or any of its subsidiaries, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of the Company or any of its subsidiaries (except for the issuance of Shares issuable pursuant to outstanding options as of the date of the Merger Agreement, 6,500 Shares to be issued pursuant to the Company's employee stock purchase plan and any Shares required to be issued under the Rights Agreement, dated as of August 21, 1996, between the Company and Norwest Bank Minnesota, N.A. (the "Rights Agreement")) or (ii) any assets of the Company or any of its subsidiaries, except in the ordinary course of the business consistent with past practice;

        (c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock except that any subsidiary of the Company may declare and pay a dividend to the Company;

        (d) reclassify, combine, split, subdivide or redeem any of its capital stock, or purchase or otherwise acquire, directly or indirectly, any of its capital stock;

        (e) (i) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets) any corporation, partnership, other business organization or any division thereof; (ii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans or advances, except in the ordinary course of business; (iii) enter into any material contract or agreement other than in the ordinary course of business; (iv) authorize any single capital expenditure which is in excess of $100,000 or capital expenditures which are, in the aggregate, in excess of $250,000 for the Company and its subsidiaries taken as a whole; or (v) enter into or amend any contract, agreement, commitment or arrangement with respect to any of the foregoing matters;

        (f) increase the compensation payable or to become payable or the benefits provided to its officers or key employees, or grant any severance or termination pay to, or enter into any employment or severance agreement with, any director or officer or other key employee of the Company or any of its subsidiaries, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or similar plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee, except to the extent such endorsement or termination is required by law;

        (g) hire or retain any single employee or consultant at an annual rate of compensation in excess of $50,000, or employees or consultants with annual rates of compensation in excess of $250,000 in the aggregate;

        (h) take any action, other than in the ordinary course of business consistent with past practice, with respect to accounting policies or procedures (including, without limitation, procedures with respect to the payment of accounts payable and collection of accounts receivable);

        (i) make any tax election or settle or compromise any material federal, state, local or foreign income tax liability;

        (j) commence or settle any litigation, suit, claim, action, proceeding or investigation;

        (k) amend, modify or consent to the termination of any material contract or amend, modify or consent to the termination of the Company's or any of its subsidiary's rights thereunder, in a manner materially adverse to the Company or any of its subsidiaries, other than in the ordinary course of business consistent with past practice;

        (l) enter into any material contract, other than in the ordinary course of business; or

       (m) enter into any contract or agreement that contemplates the transfer by the Company of any interest in certain owned or licensed intellectual property.

    DIRECTORS. The Merger Agreement provides that, promptly upon the purchase by Purchaser of the Shares pursuant to the Offer (provided that the Minimum Condition has been satisfied), and from time to time thereafter, Purchaser will be entitled, subject to compliance with Section 14(f) of the Exchange Act, to designate up to such number of directors, rounded down to the next whole number (except where such rounding down would cause Purchaser to not be entitled to designate at least a majority of directors on the Board, in which case such number will be rounded up), on the Board as will give Purchaser representation on the Board equal to the product of the total number of directors on the Board (giving effect to the directors elected pursuant to this sentence) multiplied by the percentage that the aggregate number of Shares beneficially owned by Purchaser or any affiliate of Purchaser following such purchase bears to the total number of Shares then outstanding, and the Company will, at such time, promptly take all actions necessary to cause Purchaser's designees to be elected or appointed as directors of the Company, including increasing the size of the Board or securing the resignations of incumbent directors or both. At such times, the Company will, upon the written request of Purchaser, use its reasonable efforts to cause persons designated by Purchaser to constitute the same percentage as persons designated by Purchaser will constitute of the Board of (i) each committee of the Board, (ii) the board of directors of each of the Company's subsidiaries and (iii) each committee of each such board, in each case only to the extent permitted by applicable law. Notwithstanding anything stated herein, if Shares are purchased pursuant to the Offer, Parent and Purchaser will use reasonable efforts to assure that until the Effective Time, the Board has at least one director who is a director on the date of the Merger Agreement and is not an employee of the Company.

    Pursuant to the Merger Agreement, after the election of designees of Purchaser pursuant to the preceding paragraph and prior to the Effective Time, any amendment of the Merger Agreement or the Articles of Incorporation or By-laws of the Company, any termination of the Merger Agreement by the Company, any extension by the Company of the time for the performance of any of the obligations or other acts of Parent or Purchaser or waiver of any of the Company's rights thereunder will require the concurrence of a majority of the directors of the Company then in office who neither were designated by Purchaser nor are employees of the Company.

    NO SOLICITATION. The Company has agreed that it will, and will direct and use all reasonable efforts to cause its officers, directors, employees, representatives and agents to, immediately cease any discussions or negotiations with any parties that may be ongoing with respect to any Acquisition Proposal (as defined below). The Company will not, nor will it permit any of its subsidiaries to, nor will it authorize or permit any officer, director or employee of, or any investment banker, accountant, attorney or other advisor or representative of, the Company or any of its subsidiaries to, directly or indirectly, (i) solicit or initiate, or knowingly encourage the submission of, any Acquisition Proposal or (ii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate the making of any proposal that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal; PROVIDED, HOWEVER, that, if and to the extent that, prior to the acceptance for payment of Shares pursuant to the Offer, the Board determines in good faith that it is necessary to do so in accordance with its fiduciary duties to the Company and its shareholders under applicable law after consultation with its outside legal counsel, the Company may, in response to a bona fide unsolicited

Acquisition Proposal, and subject to compliance with the notice requirements described below, (x) furnish information with respect to the Company and provide access to the person making such Acquisition Proposal pursuant to a customary confidentiality agreement on terms no less favorable to the Company than those contained in the confidentiality agreement dated September 25, 1997 between Parent and the Company and (y) participate in discussions and negotiations regarding such Acquisition Proposal.

    For purposes of the Merger Agreement, "ACQUISITION PROPOSAL" means any bona fide proposal or offer from any person relating to any direct or indirect acquisition of over 20% of any class of equity securities of the Company or any of its subsidiaries, any tender offer or exchange offer that if consummated would result in any person beneficially owning 20% or more of any class of equity securities of the Company or any of its subsidiaries, or any merger, consolidation, business combination, sale of all or a substantial part of the assets other than in the ordinary course of business, recapitalization, liquidation, dissolution or similar transaction involving the Company and its subsidiaries, other than the transactions contemplated by the Offer and the Merger.

    The Merger Agreement also provides that neither the Board nor any committee thereof will (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent, the approval or recommendation by the Board or any such committee of the Offer, the Merger Agreement or the Merger, (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal or (iii) enter into any agreement with respect to any Acquisition Proposal. Notwithstanding the foregoing, in the event that, prior to the time of acceptance for payment of Shares pursuant to the Offer, the Board determines in good faith that it is necessary in accordance with its fiduciary duties to the Company and its shareholders under applicable law after consultation with its outside legal counsel to enter into a definitive agreement with respect to a Superior Proposal (as defined below), the Board may terminate the Merger Agreement in accordance with clause (d)(ii) of "Termination" below and concurrently with, or immediately after, such termination cause the Company to enter into such agreement with respect to such Superior Proposal and withdraw or modify its approval or recommendation of the Offer, the Merger or the Merger Agreement. For purposes of the Merger Agreement, a "SUPERIOR PROPOSAL" means any bona fide unsolicited proposal made by a third party to acquire, directly or indirectly, more than 50% of the outstanding Shares or the shares of capital stock of any surviving corporation in a merger with the Company on a fully diluted basis or all or substantially all the assets of the Company and otherwise on terms which the Board determines in its good faith judgment (after consultation with its financial advisor) to be more favorable to the Company's shareholders than the Offer and the Merger.

    The Merger Agreement provides that the Company will promptly advise Parent orally and in writing of any request for information or of any Acquisition Proposal and the material terms and conditions of such request or Acquisition Proposal but need not identify the person making such request or Acquisition Proposal.

    DIRECTORS' AND OFFICERS' INDEMNIFICATION AND INSURANCE. The Merger Agreement provides that the Articles of Incorporation and By-laws of the Surviving Corporation will contain provisions no less favorable with respect to indemnification, expense advancement and exculpation than are set forth in
Section 4.01 of the By-laws or in the Articles of Incorporation of the Company, which provisions will not be amended, repealed or otherwise modified for a period of six years from the Effective Time (or, in the event any claim is asserted within such six year period, until final disposition of that claim) in any manner that would affect adversely the rights thereunder of individuals who at the Effective Time or at any time prior thereto were directors, officers, employees, fiduciaries or agents of the Company, unless such modification is required by Minnesota Law. To the extent that the obligations under such provisions are not fully performed by the Surviving Corporation, Parent has agreed to perform fully the obligations thereunder for the remaining period.

    Parent or the Surviving Corporation will use its best efforts to maintain in effect for a period of not less than six years from the Effective Time the current directors' and officers' liability insurance policies maintained by the Company (provided that Parent or the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions which are no less favorable to such directors and officers) with respect to matters occurring prior to the Effective Time. Notwithstanding the foregoing, in no event will Parent or the Surviving Corporation be required to expend more than an amount per year equal to 150% of current annual premiums paid by the Company for such insurance (which premiums the Company has represented and warranted to be $120,000 in the aggregate); and, PROVIDED, FURTHER, that if the Parent or the Surviving Corporation is not able to obtain the amount of insurance for such aggregate premium, Parent or the Surviving Corporation will obtain as much insurance as can be obtained for an annual premium of 150% of such current premiums.

    RIGHTS PLANS. Pursuant to the Merger Agreement, the Company will not redeem any preferred share purchase rights issued pursuant to the Rights Agreement (the "Rights") prior to the Effective Time unless the Merger Agreement has terminated as provided below or unless required to do so by order of a court of competent jurisdiction. The Board agrees to take, or cause to be taken, such action as is necessary to effect the amendments to the Rights Agreement so that (a) none of the execution or delivery of this Agreement, the making of the Offer, the acceptance for payment or payment for Shares by Purchaser pursuant to the Offer or the consummation of the Merger or any other transaction contemplated by the Merger Agreement will result in (i) the occurrence of the "flip-in event" described under Section 11 of the Rights Agreement, (ii) the occurrence of the "flip-over event" described in Section 13 of the Rights Agreement, or (iii) the Rights becoming evidenced by, and transferable pursuant to, certificates separate from the certificates representing Common Stock, and (b) the Rights (including any related alternative rights) will expire pursuant to the terms of the Rights Agreement at the Effective Time.

    EMPLOYEE STOCK OPTIONS. The Merger Agreement provides that the Company will take all such actions as necessary to cause all stock options (including any related alternative rights) granted under the Company's stock option plans (including those granted to current or former employees, consultants and directors of the Company or any of its subsidiaries) (the "Employee Stock Options"), to become exercisable either prior to the purchase of the Shares pursuant to the Offer or immediately prior to the Effective Time, as permitted under the respective stock option plan. The Company agrees to take all such actions as necessary to cause all Employee Stock Options that are outstanding immediately prior to the Effective Time (whether or not then presently exercisable or vested), to be cancelled. In exchange for the cancellation of each such Employee Stock Option (whether or not presently exercisable or vested), the holder thereof will be entitled to receive from the Company an amount in cash equal to the product of the difference between the Per Share Amount and the per share exercise price of such Employee Stock Option, and the number of shares of Common Stock covered by such Employee Stock Option. All payments in respect of Employee Stock Options will be made not later than five business days following the Effective Time, subject to the Company's collection of all applicable withholding taxes. The Company's stock option plans will be terminated as of the Effective Time and thereafter the only rights of participants therein will be the right to receive the consideration set forth in the previous sentence.

    S&N OPTIONS. The Merger Agreement provides that all stock options (including any related alternative rights) issued to Smith & Nephew Richards Inc. by the Company (the "S&N Options") will vest, terminate, become exercisable and be cancelled according to their terms and conditions. The Company will take all necessary action to cause all S&N Options that are outstanding immediately prior to the Effective Time (whether or not then presently exercisable and vested) to be cancelled. In exchange for the cancellation of each S&N Option, the holder of the S&N Options (whether or not then presently exercisable or vested) will be entitled to receive from the Company an amount in cash equal to the product of the difference between the Per Share Amount and the per share exercise price of such S&N Option, and the number of shares of Company common stock covered by such S&N Option.

    REPRESENTATIONS AND WARRANTIES. The Merger Agreement contains various customary representations and warranties of the parties thereto including representations by the Company as to the Company's corporate organization and qualification, capitalization, authority, filings with the Commission and other governmental authorities, financial statements, litigation, employment benefit matters, intellectual property, real property, taxes, insurance, environmental matters, material contracts, compliance with law and amendments to the Rights Agreement.

    CONDITIONS TO CONSUMMATION OF THE MERGER. The Merger Agreement provides that the respective obligations of each party to effect the Merger are subject to the following conditions: (a) the Merger Agreement and the Merger will have been approved and adopted by the affirmative vote of the shareholders of the Company to the extent required by Minnesota Law and the Articles of Incorporation of the Company; (b) any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act will have expired or been terminated; (c) no foreign, United States or state governmental authority or other agency or commission or foreign, United States or state court of competent jurisdiction will have enacted, issued, promulgated, enforced or entered any law, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the acquisition of Shares by Parent or Purchaser or any affiliate of either of them illegal or otherwise restricting, preventing or prohibiting consummation of the Offer or the Merger; and (d) Purchaser or its permitted assignee will have purchased all Shares validly tendered and not withdrawn pursuant to the Offer; PROVIDED, HOWEVER, that the obligation of Parent and Purchaser to effect the Merger will not be subject to the condition set forth in clause (d) above if the failure of Purchaser to purchase the Shares pursuant to the Offer will have constituted a breach of the Offer or the Merger Agreement.

    TERMINATION. The Merger Agreement may be terminated and the Merger and the other transactions contemplated thereby may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of the Merger Agreement and the transactions contemplated thereby by the shareholders of the Company: (a) by mutual written consent of Parent, Purchaser and the Company duly authorized by the Boards of Directors of Parent, Purchaser and the Company; or (b) by Parent, Purchaser or the Company if (i) the Shares shall not have been accepted for payment pursuant to the Offer on or before March 31, 1998; PROVIDED, HOWEVER, that the right to terminate the Merger Agreement pursuant to the foregoing is not available to any party whose failure to fulfill any obligation under the Merger Agreement has been the cause of, or resulted in, the failure of the Shares to have been accepted for payment on or before such date nor be available to Parent or Purchaser unless the failure to accept Shares for payment pursuant to the Offer resulted from the failure of any one of the conditions described in "Section 14. Conditions to the Offer" to have been satisfied; or (ii) any court of competent jurisdiction or other governmental authority will have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable or, if a temporary order, shall not have been lifted within 20 days of being issued; or
(c) by Parent if due to an occurrence or circumstance, other than as a result of a breach by Parent or Purchaser of their obligations hereunder, resulting in a failure to satisfy any condition described in "Section 14. Conditions to the Offer", Purchaser has (i) failed to commence the Offer within 30 days following the date of the Merger Agreement or (ii) terminated the Offer without having accepted any Shares for payment thereunder; or (d) by the Company, upon approval of the Board, if (i) due to an occurrence or circumstance that would result in a failure to satisfy any of the conditions described in "Section 14. Conditions to the Offer", Purchaser has terminated the Offer without having accepted any Shares for payment thereunder or (ii) prior to the purchase of Shares pursuant to the Offer, if the Board determines in good faith, after giving effect to any concessions that may be offered by Parent, that it is necessary to do so in accordance with its fiduciary duties to the Company and its shareholders under applicable law after consultation with its outside legal counsel in order to enter into a definitive agreement with respect to a Superior Proposal, upon five days' prior written notice to Parent, setting forth in reasonable detail the final terms and conditions of, the Superior Proposal (but the Company will not be required to disclose the identity of the person making the Superior Proposal); PROVIDED, HOWEVER, that any termination of the Merger Agreement pursuant to the foregoing is not effective until the Company has made full payment of all amounts described in "Fees and Expenses" below.

    FEES AND EXPENSES.  The Merger Agreement provides that (a) in the event that
(i) any person (including, without limitation, the Company or any affiliate thereof), other than Parent or any affiliate of Parent, has become the beneficial owner of more than 20% of the then outstanding Shares; and the Merger Agreement has been terminated as described in "Termination" above; or (ii) any person has publicly made or communicated to the Company an Acquisition Proposal that is publicly disclosed and the Board will have either (A) withdrawn, amended or modified its recommendation of the Offer in a manner adverse to Parent and Purchaser, (B) recommended such Acquisition Proposal or (C) taken any action with respect to the Rights Agreement to facilitate such Acquisition Proposal, and (x) the Offer will have remained open for at least 20 business days, (y) the Minimum Condition will not have been satisfied and (z) the Merger Agreement will have been terminated as described in "Termination" above; or (iii) the Merger Agreement is terminated as described in clause (d)(ii) of "Termination" above; or (iv) the Company enters into an agreement with respect to an Acquisition Proposal or an Acquisition Proposal is consummated, in each case within 18 months after the termination of the Merger Agreement as described in clause
(b)(i), (c) or (d)(i) of "Termination" above, which termination resulted from a breach by the Company of its obligations thereunder, resulting in a failure to satisfy any condition as described in "Section 14. Conditions to the Offer", and the Company will not theretofore have been required to pay the Fee to Parent pursuant to clause (a)(i), (a)(ii) or (a)(iii) hereof; then, in any such event, the Company will pay Parent promptly (but in no event later than one business day after the first of such events shall have occurred) a fee of $15,000,000 (the "Fee"), which amount shall be payable in immediately available funds, plus all Expenses (as hereinafter defined). In no event will more than one Fee be payable under the foregoing.

    The Company will, at such time as a Fee is required to be paid, reimburse each of Parent, Purchaser and their respective shareholders and affiliates (not later than one business day after submission of statements therefor) for up to $5,000,000 of actual and documented out-of-pocket expenses (including, without limitation, fees and expenses payable to all banks, investment banking firms, other financial institutions and other persons and their respective agents and counsel, for arranging, committing to provide or providing any financing for the transactions contemplated by the Offer or Merger or structuring the transactions contemplated by the Offer or Merger and all fees of counsel, accountants, experts and consultants to Parent, Purchaser and their respective shareholders and affiliates, and all printing and advertising expenses) actually incurred by either of them or on their behalf in connection with the transactions contemplated by the Offer or Merger, including, without limitation, the financing thereof, and actually incurred by banks, investment banking firms, other financial institutions and other persons and assumed by Parent or Purchaser in connection with the negotiation, preparation, execution and performance of the Merger Agreement, the structuring and financing of the transactions contemplated by the Offer or Merger and any financing commitments or agreements relating thereto (all of the foregoing being referred to herein collectively as the "Expenses").

    Except as set forth above, all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated by the Offer and Merger will be paid by the party incurring such expenses, whether or not any transaction contemplated by the Offer or Merger is consummated.

    In the event that the Company fails to pay the Fee or any Expenses when due, the term "Expenses" shall be deemed to include the out-of-pocket costs and expenses actually incurred or accrued by Parent and Purchaser (including, without limitation, fees and out-of-pocket expenses of counsel) in connection with the collection under and enforcement of the foregoing, together with interest on such unpaid Fee and Expenses, commencing on the date that the Fee or such Expenses became due, at a rate equal to the rate of interest publicly announced by Citibank, N.A., from time to time, in The City of New York, as such bank's Prime Rate plus 2.00%.

    11. PURPOSE OF THE OFFER; PLANS FOR THE COMPANY AFTER THE OFFER AND THE MERGER.

    PURPOSE OF THE OFFER. The purpose of the Offer and the Merger is for Parent to acquire control of, and the entire equity interest in, the Company. The purpose of the Merger is for Parent to acquire all Shares not purchased pursuant to the Offer. Upon consummation of the Merger, the Company will become an indirect, wholly owned subsidiary of Parent. The Offer is being made pursuant to the Merger Agreement.

    On December 4, 1997, the Board formed a Special Committee consisting of all disinterested directors of the Company. Prior to the approval of the Merger Agreement and the Merger by the Board on December 15, 1997, the Special Committee unanimously approved the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, the Offer and the acquisition of Shares pursuant to the Offer. As a result of the approval by the Special Committee, two of Minnesota's takeover statutes, Sections 302A.671 and 302A.673, are inapplicable to the Offer and the Merger, provided that the Minimum Condition is satisfied. See "Section 15. Certain Legal Matters and Regulatory Approvals".

    Under Minnesota Law, the approval of the Board and the affirmative vote of the holders of a majority of the outstanding Shares is required to approve the Merger Agreement and the transactions contemplated thereby, including the Merger. The Board of Directors of the Company has unanimously approved the Merger Agreement and the transactions contemplated thereby, and, unless the Merger is consummated pursuant to the short-form merger provisions under Minnesota Law described below, the only remaining required corporate action of the Company is the approval and adoption of the Merger Agreement and the transactions contemplated thereby by the affirmative vote of the holders of a majority of the Shares. Accordingly, if the Minimum Condition is satisfied, Purchaser will have sufficient voting power to cause the approval and adoption of the Merger Agreement and the transactions contemplated thereby without the affirmative vote of any other shareholder.

    In the Merger Agreement, the Company has agreed to convene a meeting of its shareholders as soon as practicable after the consummation of the Offer for the purpose of considering and taking action on the Merger Agreement and the transactions contemplated thereby, if such action is required by Minnesota Law. Parent and Purchaser have agreed that all Shares owned by them and their subsidiaries will be voted in favor of the Merger Agreement and the Merger.

    If Purchaser purchases Shares pursuant to the Offer (provided that the Minimum Condition has been satisfied), the Merger Agreement provides that Purchaser will be entitled to designate representatives to serve on the Board substantially in proportion to Purchaser's ownership of Shares following such purchase. See "Section 10. Background of the Offer; Contacts with the Company; the Merger Agreement." Purchaser expects that such representation would permit Purchaser effectively to control the Company's conduct of its business and operations.

    Under Minnesota Law, if Purchaser acquires, pursuant to the Offer or otherwise, at least 90% of the outstanding Shares, Purchaser will be able to complete the Merger without a vote of the Company's shareholders. In such event, Parent, Purchaser and the Company have agreed in the Merger Agreement to take all necessary and appropriate action to cause the Merger to become effective as soon as reasonably practicable after such acquisition, without a meeting of the Company's shareholders. If, however, Purchaser does not acquire at least 90% of the outstanding Shares pursuant to the Offer or otherwise and a vote of the Company's shareholders is required under Minnesota Law, a significantly longer period of time would be required to effect the Merger.

    No dissenters' rights are available in connection with the Offer. However, if the Merger is consummated, dissenting shareholders who comply with statutory procedural requirements will be entitled to exercise dissenters' rights for the fair value for their Shares under Section 302A.473 of the Minnesota Law. To be entitled to payment, the dissenting shareholder must not accept the Offer, must file with the Company, prior to the vote on the Merger, a written notice of intent to demand payment of the fair value of the shares, must not vote in favor of the Merger and must satisfy the other procedural requirements of Section 302A.473 of the Minnesota Law. Any shareholder contemplating the exercise of dissenters' rights should review carefully the provisions of Section 302A.471 and 302A.473 of the Minnesota Law, particularly the procedural steps required to perfect such rights. SUCH RIGHTS WILL BE LOST IF THE PROCEDURAL REQUIREMENTS OF SECTION 302A.473 ARE NOT FULLY AND PRECISELY SATISFIED. If a vote of shareholders is required to approve the Merger under the Minnesota Law, the notice and proxy statement for the shareholder meeting will again inform each shareholder of record as of the record date of the shareholder meeting (excluding persons who tender all of their Shares pursuant to the Offer if such Shares are purchased in the Offer) of their dissenters' rights and shall include a copy of Section 302A.471 and 302A.473 of the Minnesota Law and a summary description of the procedures to be followed under those Sections to obtain payment of fair value for their Shares under those Sections. If a shareholder vote is not required to approve the Merger, the Surviving Corporation will send a notice to those persons who are shareholders of the Surviving Corporation immediately prior to the Effective Time of the Merger which, among other things, includes a copy of Sections 302A.471 and 302A.473 of the Minnesota Law and a summary description of the procedures to be followed under those Sections to obtain payment of fair value for their Shares under those Sections.

    Shareholders of the Company who do not exercise their dissenters' rights by following the procedural requirements of Section 302A.473 of the Minnesota Law shall generally be entitled to the Merger Consideration. A vote against the Merger, however, is not necessary to entitle a shareholder to exercise statutory dissenters' rights. Conversely, a vote against the Merger is not sufficient to protect the rights of a shareholder as a dissenter without the concurrent compliance with the procedural requirements under state law.

    PLANS FOR THE COMPANY. It is expected that, initially following the Merger, the business and operations of the Company will, except as set forth in this Offer to Purchase, be continued by the Company substantially as they are currently being conducted. Parent will continue to evaluate the business and operations of the Company during the pendency of the Offer and after the consummation of the Offer and the Merger, and will take such actions as it deems appropriate under the circumstances then existing. Parent intends to seek additional information about the Company during this period. Thereafter, Parent intends to review such information as part of a comprehensive review of the Company's business, operations, capitalization and management with a view to optimizing development of the Company's potential in conjunction with Parent's businesses. It is expected that the business and operations of the Company would form an important part of Parent's future business plans.

    Except as indicated in this Offer to Purchase, Parent does not have any present plans or proposals which relate to or would result in an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or any Subsidiary, a sale or transfer of a material amount of assets of the Company or any Subsidiary or any material change in the Company's capitalization or dividend policy or any other material changes in the Company's corporate structure or business, or the composition of the Board or the Company's management.

    12. DIVIDENDS AND DISTRIBUTIONS. The Merger Agreement provides that the Company shall not, between the date of the Merger Agreement and the Effective Time, without the prior written consent of Parent, (a) issue, sell, pledge, dispose of, grant, encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of any shares of capital stock of any class of the Company or any subsidiary of the Company or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of the Company or any subsidiary of the Company (except for the issuance of Shares issuable pursuant to stock options (including related alternative rights) outstanding on the date hereof, Shares to be issued pursuant to an employee stock purchase plan and any Shares required to be issued under the Rights Agreement, (b) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock except that any subsidiary of the Company may declare and pay a dividend to the Company, or (c) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock. See "Section 10. Background of the Offer; Contacts with the Company; the Merger Agreement and Related Agreements".

    13. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES, EXCHANGE LISTING AND EXCHANGE ACT REGISTRATION. The purchase of Shares by Purchaser pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and will reduce the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares held by the public.

    Purchaser intends to cause the Shares not to be listed for quotation on Nasdaq following consummation of the Offer.

    Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the standards for continued including in Nasdaq. According to Nasdaq's published guidelines, the Shares would not be eligible to be included for listing if, among other things, the number of Shares publicly held falls below 200,000, the number of holders of Shares falls below 400 or the aggregate market value of such publicly held Shares does not exceed $1,000,000. If these standards are not met, quotations might continue to be published in The Nasdaq SmallCap Market, Inc., but if the number of holders of the Shares falls below 300, or if the number of publicly held Shares falls below 100,000, or if the aggregate market value of such publicly held Shares does not exceed $200,000 or there are not at least two registered and active market makers, one of which may be a market maker entering a stabilizing bid, Nasdaq rules provide that the securities would no longer qualify for inclusion in Nasdaq and Nasdaq would cease to provide any quotations. Shares held directly or indirectly by an officer or director of the Company or by a beneficial owner of more than 10% of the Shares will ordinarily not be considered as being publicly held for this purpose. In the event the Shares were no longer eligible for Nasdaq quotation, quotations might still be available from other sources. The extent of the public market for the Shares and the availability of such quotations would, however, depend upon the number of holders of such Shares remaining at such time, the interest in maintaining a market in such Shares on the part of securities firms, the possible termination of registration of such Shares under the Exchange Act as described below and other factors.

    The Shares are currently "margin securities", as such term is defined under the rules of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such securities. Depending upon factors similar to those described above regarding listing and market quotations, following the Offer it is possible that the Shares might no longer constitute "margin securities" for purposes of the margin regulations of the Federal Reserve Board, in which event such Shares could no longer be used as collateral for loans made by brokers.

    The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application by the Company to the Commission if the Shares are not listed on a national securities exchange and there are fewer than 300 record holders. The termination of the registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to holders of Shares and to the Commission and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement in connection with shareholders' meetings and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions, no longer applicable to the Shares. In addition, "affiliates" of the Company and persons holding "restricted securities" of the Company may be deprived of the ability to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be "margin securities" or be eligible for Nasdaq reporting. Purchaser currently intends to seek to cause the Company to terminate the registration of the Shares under the Exchange Act as soon after consummation of the Offer as the requirements for termination of registration are met.

    14. CONDITIONS TO THE OFFER. Notwithstanding any other provision of the Offer, Purchaser is not required to accept for payment or pay for any Shares tendered pursuant to the Offer, and may terminate or amend the Offer and may postpone the acceptance for payment of and payment for Shares tendered, if (i) the Minimum Condition is not satisfied after the Offer has remained open for at least 20 business days, (ii) any applicable waiting period under the HSR Act has not expired or terminated prior to the expiration of the Offer, or (iii) at any time on or after the date of the Merger Agreement, and prior to the acceptance for payment of Shares, any of the following conditions exist:

        (a) there will have been threatened or instituted by any governmental authority any action or proceeding before any court or governmental, administrative or regulatory authority or agency of competent jurisdiction, domestic or foreign, (i) challenging or seeking to make illegal, materially delay or otherwise directly or indirectly restrain or prohibit or make materially more costly the making of the Offer, the acceptance for payment of, or payment for, any Shares by Parent, Purchaser or any other affiliate of Parent, or the consummation of any other transaction contemplated by the Offer or Merger, or seeking to obtain material damages in connection with any transaction contemplated by the Offer or Merger; (ii) seeking to prohibit or limit materially the ownership or operation by the Company, Parent or any of their subsidiaries of all or any material portion of the business or assets of the Company, Parent or any of their subsidiaries, or to compel the Company, Parent or any of their subsidiaries to dispose of or hold separate all or any portion of the business or assets of the Company, Parent or any of their subsidiaries, as a result of the transaction contemplated by the Offer or Merger; (iii) seeking to impose or confirm limitations on the ability of Parent, Purchaser or any other affiliate of Parent to exercise effectively full rights of ownership of any Shares, including, without limitation, the right to vote any Shares acquired by Purchaser pursuant to the Offer or otherwise on all matters properly presented to the Company's shareholders, including, without limitation, the approval and adoption of the Merger Agreement and the transaction contemplated by the Offer or Merger; (iv) seeking to require divestiture by Parent, Purchaser or any other affiliate of Parent of any Shares; or (v) which otherwise gives rise to any circumstance, change in or effect on the Company or any Subsidiary that is, or is reasonably likely to be, materially adverse to the business, financial condition, results of operations, assets or liabilities (including, without limitation, contingent liabilities) of the Company and the Subsidiaries, taken as a whole ("Material Adverse Effect").

        (b) there will have been any action taken, or any statute, rule, regulation, legislation, interpretation, judgment, order or injunction enacted, entered, enforced, promulgated, amended, issued or deemed applicable to (i) Parent, the Company or any subsidiary or affiliate of Parent or the Company or (ii) any transaction contemplated by the Offer or Merger, by any legislative body, court, government or governmental, administrative or regulatory authority or agency, domestic or foreign, other than the routine application of the waiting period provisions of the HSR Act to the Offer or the Merger, which is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) through
    (v) of paragraph (a) above, except that the Offer may not be terminated or amended solely because of a temporary order or injunction unless it is not lifted within 20 days after being issued;

        (c) there will have occurred any changes, conditions, events or developments that have, individually or in the aggregate, a Material Adverse Effect;

        (d) there will have occurred (i) any general suspension of, or limitation on prices for, trading in securities on the New York Stock Exchange, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or Switzerland, or (iii) any limitation (whether or not mandatory) by any government or governmental, administrative or regulatory authority or agency of the United States or Switzerland on the extension of credit by banks or other lending institutions;

        (e) (i) it will have been publicly disclosed or Purchaser has otherwise learned that beneficial ownership (determined for the purposes of this paragraph as set forth in Rule 13d-3 promulgated under the Exchange Act) of more than 20% of the then outstanding Shares has been acquired by any person, other than Parent or any of its affiliates or (ii) (A) the Board or any committee thereof has withdrawn or modified in a manner adverse to Parent or Purchaser the approval or recommendation of the Offer, the Merger or the Merger Agreement, or approved or recommended any acquisition proposal or any other acquisition of Shares other than the Offer or the Merger or (B) the Board or any committee thereof has resolved to do any of the foregoing;

        (f) the representations or warranties of the Company in the Merger Agreement will not be true and correct, ignoring for this purpose any qualification as to materiality or Material Adverse Effect, as if such representations or warranties were made as of such time on or after the date of this Agreement, except where the failure to be so true and correct, individually and in the aggregate, would not have a Material Adverse Effect;

        (g) the Company has failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of the Company to be performed or complied with by it under the Agreement;

        (h) the Agreement has been terminated in accordance with its terms; or

        (i) Purchaser and the Company have agreed that Purchaser will terminate the Offer or postpone the acceptance for payment of or payment for Shares thereunder;

which, in the reasonable good faith judgment of Purchaser in any such case, and regardless of the circumstances (including any action or inaction by Parent or any of its affiliates) giving rise to any such condition, makes it inadvisable to proceed with such acceptance for payment or payment.

    The foregoing conditions are for the sole benefit of Purchaser and Parent and may be asserted by Purchaser or Parent regardless of the circumstances giving rise to any such condition or may be waived by Purchaser or Parent in whole or in part at any time and from time to time in their sole discretion. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and other circumstances will not be deemed a waiver with respect to any other facts and circumstances; and each such right will be deemed an ongoing right that may be asserted at any time and from time to time.

    15. CERTAIN LEGAL MATTERS AND REGULATORY APPROVALS.

    GENERAL. Based upon its examination of publicly available information with respect to the Company and the review of certain information furnished by the Company to Parent and discussions of representatives of Parent with representatives of the Company during Parent's investigation of the Company (see "Section 10. Background of the Offer; Contacts with the Company; the Merger Agreement"), neither Purchaser nor Parent is aware of any license or other regulatory permit that appears to be material to the business of the Company and the Subsidiaries, taken as a whole, which might be adversely affected by the acquisition of Shares by Purchaser pursuant to the Offer, or, except as set forth below, of any approval or other action by any domestic (federal or state) or foreign governmental, administrative or regulatory authority or agency which would be required prior to the acquisition of Shares by Purchaser pursuant to the Offer. Should any such approval or other action be required, it is Purchaser's present intention to seek such approval or action. Purchaser does not currently intend, however, to delay the purchase of Shares tendered pursuant to the Offer pending the outcome of any such action or the receipt of any such approval (subject to Purchaser's right to decline to purchase Shares if the conditions relating to the HSR Act or any of the other conditions in "Section
14. Conditions to the Offer" shall have occurred). There can be no assurance that any such approval or other action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to the business of the Company, Purchaser or Parent or that certain parts of the businesses of the Company, Purchaser or Parent might not have to be disposed of or held separate or other substantial conditions complied with in order to obtain such approval or other action or in the event that such approval was not obtained or such other action was not taken. Purchaser's obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions, including conditions relating to the legal matters discussed in this "Section 15. Certain Legal Matters and Regulatory Approvals." See "Section 14. Conditions to the Offer".

    STATE TAKEOVER LAWS. Section 302A.673 of the Minnesota Law ("Section 302A.673") generally provides that a publicly-held Minnesota corporation may not engage in any Business Combination (defined to include a variety of transactions, including mergers), or vote, consent or otherwise act to authorize any of its subsidiaries to engage in a business combination, with any Interested Shareholder (defined to include, among others, any person who beneficially owns or controls 10% or more of a corporation's outstanding voting stock) for a period of four years following the date such person became an Interested Shareholder, unless before such person became an Interested Shareholder, a committee consisting of all disinterested directors of the corporation approved the Business Combination or approved the transaction in which the Interested Shareholder became an Interested Shareholder. Because a committee of the Board of Directors of the Company consisting of all of the disinterested directors of the Company formed pursuant to Section 302A.673 has unanimously approved the Offer and the Merger, Section 302A.673 will not apply to the Merger. Section 302A.671 of the Minnesota Law ("Section 302A.671") generally provides that a shareholder beneficially owning stock with 20% or more of the voting power of the outstanding capital stock of a publicly held corporation or certain other corporations cannot vote more than 20% of the total voting power of the outstanding stock of that corporation unless the stock is acquired in a cash tender offer for all of the corporation's voting stock that is pre-approved by a committee consisting of all of the corporation's disinterested directors and the offerer acquires a majority of the voting stock in the tender offer. Because the committee of disinterested directors has unanimously approved the Offer and the Merger, Section 302A.671 will not apply, assuming that the Minimum Condition is satisfied.

    Chapter 80B of the Minnesota Statutes ("Chapter 80B") generally provides that it is unlawful for any person to make a takeover offer unless a registration statement on the form prescribed by the Commissioner of Commerce shall have been filed with the Commissioner of Commerce and delivered to the target company, and the material terms of and certain specified information shall be delivered to all offerees residing in Minnesota as soon as practicable after the filing of such registration statement. The Purchaser has complied with Chapter 80B in connection with the Offer.

    The Purchaser does not believe that any state takeover laws, other than
Section 302A.673 and Chapter 80B, apply to the Offer and it has not complied with any other state takeover laws. If the Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, the Purchaser will make a good faith effort to comply with such statute. If, after such good faith effort, the Purchaser cannot comply with such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. See "Section 14. Conditions to the Offer".

    The Company, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted takeover laws. Purchaser does not know whether any of these laws will, by their terms, apply to the Offer or the Merger and has not complied with any such laws. Should any person seek to apply any state takeover law, Purchaser will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover laws is applicable to the Offer or the Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, Purchaser might be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, Purchaser might be unable to accept for payment any Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer, and the Merger. In such case, Purchaser may not be obligated to accept for payment any Shares tendered. See "Section 14. Conditions to the Offer".

    ANTITRUST. Under the HSR Act and the rules that have been promulgated thereunder by the FTC, certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division and the FTC and certain waiting period requirements have been satisfied. The acquisition of Shares by Purchaser pursuant to the Offer is subject to such requirements. See "Section 2. Acceptance for Payment and Payment for Shares".

    Pursuant to the HSR Act, on December 19, 1997, Parent filed a Premerger Notification and Report Form in connection with the purchase of Shares pursuant to the Offer with the Antitrust Division and the FTC. Under the provisions of the HSR Act applicable to the Offer, the purchase of Shares pursuant to the Offer may not be consummated until the expiration of a 15-calendar day waiting period following the filing by Parent. Accordingly, the waiting period under the HSR Act applicable to the purchase of Shares pursuant to the Offer will expire at 11:59 p.m., New York City time, on Saturday, January 3, 1998, unless such waiting period is earlier terminated by the FTC and the Antitrust Division or extended by a request from the FTC or the Antitrust Division for additional information or documentary material prior to the expiration of the waiting period. Pursuant to the HSR Act, Parent has requested early termination of the waiting period applicable to the Offer. There can be no assurance, however, that either the 15-day HSR Act waiting period will be terminated early or that additional information or documentary material will not be requested. If the acquisition of Shares is delayed pursuant to a request by the FTC or the Antitrust Division for additional information or documentary material pursuant to the HSR Act, the Offer may, but need not, be extended and, in any event, the purchase of and payment for Shares will be deferred until 10 days after the request is substantially complied with, unless the extended period expires on or before the date when the initial 15-day period would otherwise have expired, or unless the waiting period is sooner terminated by the FTC and the Antitrust Division. Only one extension of such waiting period pursuant to a request for additional information is authorized by the HSR Act and the rules promulgated thereunder, except by court order. Any such extension of the waiting period will not give rise to any withdrawal rights not otherwise provided for by applicable law. See "Section 4. Withdrawal Rights". It is a condition to the Offer that the waiting period applicable under the HSR Act to the Offer expire or be terminated. See "Section 2. Acceptance for Payment and Payment for Shares" and "Section 14. Conditions to the Offer".

    The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as the proposed acquisition of Shares by Purchaser pursuant to the Offer. At any time before or after the purchase of Shares pursuant to the Offer by Purchaser, the FTC or the Antitrust Division could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or seeking the divestiture of Shares purchased by Purchaser or the divestiture of substantial assets of Parent, the Company or their respective subsidiaries. Private parties and state attorneys general may also bring legal action under federal or state antitrust laws under certain circumstances. Based upon an examination of information available to Parent relating to the businesses in which Parent, the Company and their respective subsidiaries are engaged, Parent and Purchaser believe that the Offer will not violate the antitrust laws. Nevertheless, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if such a challenge is made, what the result would be. See "Section 14. Conditions to the Offer" for certain conditions to the Offer, including conditions with respect to litigation.

    16. FEES AND EXPENSES. Except as set forth below, Purchaser will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer.

    Credit Suisse First Boston is acting as Dealer Manager in connection with the Offer and has provided certain financial advisory services in connection with the acquisition of the Company. Parent has agreed to pay Credit Suisse First Boston as follows: (a) $100,000 payable upon execution of the financial advisory agreement between Credit Suisse First Boston and Parent; (b) $500,000 payable upon the public announcement of the signing of the Merger Agreement; (c) $650,000 payable upon the rendering of a written opinion in connection with the Offer and the Merger; (d) $3,500,000 payable in connection with the completion of the Merger; and (e) a discretionary bonus of up to $500,000 payable at the closing of the

Merger. Any amount paid under provisions (a), (b) or (c) are fully creditable against (d). Parent has also agreed to reimburse Credit Suisse First Boston for all reasonable out-of-pocket expenses incurred by Credit Suisse First Boston, including the reasonable fees and expenses of legal counsel, and to indemnify Credit Suisse First Boston against certain liabilities and expenses in connection with its engagement.

    Purchaser and Parent have retained Innisfree M&A Incorporated, as the Information Agent, and Citibank N.A., as the Depositary, in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telecopy, telegraph and personal interview and may request banks, brokers, dealers and other nominee stockholders to forward materials relating to the Offer to beneficial owners.

    As compensation for acting as Information Agent in connection with the Offer, Innisfree M&A Incorporated will be paid a fee of $8,500 and will also be reimbursed for certain out-of-pocket expenses and may be indemnified against certain liabilities and expenses in connection with the Offer, including certain liabilities under the federal securities laws. Purchaser will pay the Depositary reasonable and customary compensation for its services in connection with the Offer, plus reimbursement for out-of-pocket expenses, and will indemnify the Depositary against certain liabilities and expenses in connection therewith, including under federal securities laws. Brokers, dealers, commercial banks and trust companies will be reimbursed by Purchaser for customary handling and mailing expenses incurred by them in forwarding material to their customers.

    17. MISCELLANEOUS. Purchaser is not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, Purchaser will make a good faith effort to comply with any such state statute. If, after such good faith effort, Purchaser cannot comply with any such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by the Dealer Manager or by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF PURCHASER OR THE COMPANY NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

    Pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, Parent and Purchaser have filed with the Commission the Schedule 14D-1, together with exhibits, furnishing certain additional information with respect to the Offer. The Schedule 14D-1 and any amendments thereto, including exhibits, may be inspected at, and copies may be obtained from, the same places and in the same manner as set forth in "Section 7. Certain Information Concerning the Company" (except that they will not be available at the regional offices of the Commission).

                                          SULZER MEDICA ORTHOPEDICS

                                          ACQUISITION CORP.

December 19, 1997

                                                                      SCHEDULE I

                      DIRECTORS AND EXECUTIVE OFFICERS OF
                              PARENT AND PURCHASER

    1. DIRECTORS AND EXECUTIVE OFFICERS OF PARENT. The following table sets forth the name, address, citizenship, age and present principal occupation or employment, and material occupations, positions, offices or employments and business addresses thereof for the past five years of each director and executive officer of Parent. Unless otherwise indicated, the current business address of each person is Sulzer Medica Ltd, Zurcherstrasse 12, 8401 Winterthur, Switzerland. Unless otherwise indicated, each such person is a citizen of Switzerland, and each occupation set forth opposite an individual's name refers to employment with Parent.

NAME, CITIZENSHIP                                            PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT
  AND CURRENT BUSINESS ADDRESS      AGE                           AND FIVE YEAR EMPLOYMENT HISTORY
------------------------------      ---      ---------------------------------------------------------------------------
Dr. Fritz Fahrni                        54   Chairman of the Board of Directors since 1997. President and Chief
  Sulzer AG                                  Executive Officer of Sulzer AG since 1988.
  Postfach 8401 Winterthur,
  Switzerland
Pierre Borgeaud                         63   Director since 1997. Chairman of the Board of Sulzer AG since 1988.
  Sulzer AG
  Postfach 8401 Winterthur,
  Switzerland
Dr. Peter Spalti                        67   Director since 1997. Chairman and Chief Executive Officer of Winterthur
  Winterthur Swiss Insurance                 Swiss Insurance Company, General Guisan-Strasse 40 P.O. Box 357 CH-8401
  Company                                    Winterthur, since 1989. Director of Sulzer AG since 1982 and Vice Chairman
  General Guisan Strasse 40                  of the Sulzer AG Board.
  8401 Winterthur,
  Switzerland
Dr. Reto F. Domeniconi                  61   Director since 1997. Director of Sulzer AG since 1994. Chief Financial
  Clos des Mesanges                          Officer of the Nestle Group, Vevey, Switzerland, from 1983 to 1996.
  1807 Blonay, Switzerland                   Retired.
Max Link                                57   Director since 1997. Chief Executive Officer of Corange Ltd Hamilton,
  Tobelmofstrasse 30                         Bermuda, from 1993 to 1994. Chairman of Sandoz Pharma, 4002 Basel,
  8044 Zurich, Switzerland                   Switzerland, from 1992 to 1993, Chief Executive Officer of Sandoz Pharma from 1987 to 1992.
Larry L. Mathis                         54   Director since 1997. President and Chief Executive Officer of The Methodist
  U.S. citizen                               Health Care System, 6565 Faunin St., Houston, TX 77030 since 1983. Chairman
  The Methodist Health Care                  of the American College of Healthcare Executives, Past-Chairman of the
  System                                     American Hospital Association, the Texas Hospital Association, the Greater
  3037 Reba Drive                            Houston Hospital Council and the National Task Force on Health Care
  Houston, TX 77019                          Technology Assessment.
Andre P. Buchel                         58   President from 1990 and Chief Executive Officer since 1997. From 1990, also
                                             President and Chief Executive Officer of Sulzer Medica USA Inc., 4000
                                             Technology Drive, Angleton, TX 77515, and Executive Vice President of
                                             Sulzer AG.

NAME, CITIZENSHIP                                            PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT
  AND CURRENT BUSINESS ADDRESS      AGE                           AND FIVE YEAR EMPLOYMENT HISTORY
------------------------------      ---      ---------------------------------------------------------------------------
Josef Ruegg                             56   Chief Financial Officer since 1997 and Group Vice President Finance and
                                             Controlling since 1989.
Vanessa Oelz..................          44   Secretary General since 1997. Employed by Sulzer Management Ltd, from 1989 to 1997.
John H. Rankin                          49   Vice President Human Resources since 1997. Employed by the Graduate School
  U.S. citizen                               of Business & Public Administration, Olten, Riggenbachstrasse 16, 4601
                                             Olten, Switzerland, from 1996 to 1997. Employed by Kraft Jacobs Suchard
                                             European Headquarters, Klausstrasse 4, 8022 Zurich, Switzerland, from 1992 to 1996.

    2. DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER. The following table sets forth the name, address, citizenship, age and present principal occupation or employment, and material occupations, positions, offices or employments and business addresses thereof for the past five years of each director and executive officer of Purchaser. Unless otherwise indicated, the current business address of each person is Sulzer Medica Orthopedics Acquisition Corp., 4000 Technology Drive, Angleton, TX 77515. Unless otherwise indicated, each such person is a citizen of the United States of America, and each occupation set forth opposite an individual's name refers to employment with Purchaser.

NAME, CITIZENSHIP                                                     PRESENT PRINCIPAL OCCUPATION OR
  AND CURRENT BUSINESS ADDRESS            AGE                   EMPLOYMENT AND FIVE YEAR EMPLOYMENT HISTORY
------------------------------------      ---      ---------------------------------------------------------------------
Andre P. Buchel                               58   President, Chief Executive Officer, Chief Financial Officer and sole
  Swiss citizen                                    Director since 1997. President since 1990 and Chief Executive Officer
  Sulzer AG                                        since 1997 of Sulzer AG, Zurcherstrasse 12, 8401 Winterthur,
  Zurcherstrasse 12                                Switzerland. From 1990, President and Chief Executive Officer of
  8401 Winterthur,                                 Sulzer Medica USA Inc. and Executive Vice President of Sulzer AG.
  Switzerland
Robert Cohen                                  39   Vice President Business Development since 1997. Group Vice President
                                                   Business Development of Sulzer Medica USA Inc. since 1992.
Lawrence H. Panitz                            56   Vice President, Secretary and General Counsel since 1997. Group Vice
                                                   President and General Counsel of Sulzer Medica USA Inc. since 1997.
                                                   Vice President Legal Affairs of ICN Pharmaceuticals, 3300 Hylach
                                                   Avenue, Costa Mesa, CA, from 1993 to 1997. Partner and Head of
                                                   Corporate Finance Group of Messrs. Frere Cholmely, Attorneys, 15 Rue
                                                   Guillmard, 1050 Brussels, Belgium.
T.C. Selman II                                47   Vice President Human Resources since 1997. Group Vice President Human
                                                   Resources and Facilities, Sulzer Medica USA Inc.
James H. Johnson                              53   Vice President and Assistant Secretary since 1997. Assistant General
                                                   Counsel of Sulzer Medica USA Inc. Attorney and shareholder of Jenkins
                                                   & Gilchrist, a professional corporation, 1445 Ross Avenue, #3200,
                                                   Dallas TX 75202, from 1994 to 1997. Vice President, Associate General
                                                   Counsel and Secretary of Ornda Healthcorp., Dallas, TX and Nashville,
                                                   TN, from 1985 to 1994.

    3. DIRECTORS AND EXECUTIVE OFFICERS OF SULZER AG. The following table sets forth the name, address, citizenship, age and present principal occupation or employment, and material occupations, positions, offices or employments and business addresses thereof for the past five years of each director and executive officer of Sulzer AG. Unless otherwise indicated, the current business address of each person is Sulzer AG, Postfach 8401 Winterthur, Switzerland. Unless otherwise indicated, each such person is a citizen of Switzerland, and each occupation set forth opposite an individual's name refers to employment with Sulzer AG.

NAME, CITIZENSHIP                                                     PRESENT PRINCIPAL OCCUPATION OR
AND CURRENT BUSINESS ADDRESS              AGE                   EMPLOYMENT AND FIVE YEAR EMPLOYMENT HISTORY
------------------------------------      ---      ---------------------------------------------------------------------
Pierre Borgeaud                               63   Chairman of the Board of Directors since 1988.
Dr. Peter Spalti                              67   Vice Chairman of the Board of Directors. Chairman and Chief Executive
 Winterthur Swiss Insurance Company                Officer of Winterthur Swiss Insurance Company.
 General Guisan-Strasse 40
 P.O. Box 357 CH-8401
 Winterthur, Switzerland
Dr. Georges Blum                              62   Director. President of the Board of Directors of Swiss Bank
 Swiss Bank Corporation                            Corporation since 1996. President of the Corporate Executive
 Postfach 4002 Basel,                              Management of Swiss Bank Corporation since 1993.
 Switzerland
Urs Buhler                                    54   Director. Employed by Buhler AG since 1970.
 Buhler AG
 9240 Uzwil, Switzerland
Dr. Reto F. Domeniconi                        61   Director. Chief Financial Officer of Nestle S.A., Vevey, Switzerland,
 Clos des Mesanges,                                from 1983 to 1995. Retired.
 1807 Blonay, Switzerland
Jan Kleinewefers                              62   Director. Employed by Kleinewefers Beteiligungs-GmbH for the past
 German citizen                                    five years.
 Kleinewefers Beteiligungs-GmbH
 Postfach 1521, D-47715
 Krefeld, Germany
Bernard Koechlin                              67   Director. Employed by Zschokke Holding AG since 1992.
 Zschokke Holding AG
 42 Rue du 31-Decembre
 1211 Genf 6, Switzerland
Dr. Guido Richterich                          67   Director. Vice President of the Board of Directors since 1994 and
 F. Hoffman-La Roche AG                            Member of the Executive Committee since 1982 of F. Hoffman- La Roche
 Gienzachiestrasse 124                             AG.
 14070 Basel, Switzerland
Jacob Schmidheiny                             54   Director. President of the Board of Directors of Zurcher Ziegeleien
 Zurcher Ziegeleien Holding Postfach               Holding since 1984.
 8045 Zurich,
 Switzerland
Dr. Leonardo E. Vannotti                      58   Director. Chairman of Carlo Gavazzi since 1996. Self-employed from
 Cerlo Gavazzi                                     1994 to 1996. Employed by Ascom Holding, Bern, Switzerland, from
 Hertensteinstrasse 33                             1990-1993.
 5408 Ennetbaden, Switzerland
Dr. Fritz Fahrni                              55   President and Chief Executive Officer since 1988.

NAME, CITIZENSHIP                                                     PRESENT PRINCIPAL OCCUPATION OR
AND CURRENT BUSINESS ADDRESS              AGE                   EMPLOYMENT AND FIVE YEAR EMPLOYMENT HISTORY
------------------------------------      ---      ---------------------------------------------------------------------
Dr. Viktor Beglinger                          59   Member of the Corporate Executive Management. Head of Human Research
 Sulzer Management AG                              Development since 1994 and Head of Sulzer Infra Group from 1986 to
 Postfach 8401 Winterthur,                         1994.
 Switzerland
Karl Boohsler                                 51   Member of the Corporate Executive Management. President of Sulzer
 Sulzer Infra AG                                   Infra Group for past five years.
 Postfach 8401 Winterthur,
 Switzerland
Andre P. Buchel                               58   Member of the Corporate Executive Management. From 1990, Executive
 Sulzer Medica AG                                  Vice President of Sulzer AG, President of Sulzer Medica Ltd and
 Postfach 8401 Winterthur,                         President and Chief Executive Officer of Sulzer Medica USA Inc. From
 Switzerland                                       1997, Chief Executive Officer of Sulzer Medica Ltd.
Richard Burger                                54   Member of the Corporate Executive Management. Head of Sulzer Roteq
 Sulzer Roteq                                      Group since 1995. Employed by Sulzer AG for past five years.
 Hardstrasse 319
 8023 Zurich, Switzerland
Dr. Cristoph Etter                            59   Member of the Corporate Executive Management. Head of Sulzer
 Sulzer International AG                           International Ltd for past five years.
 Postfach 8401 Winterthur,
 Switzerland
Erich Muller                                  59   Member of the Corporate Executive Management. Chief Financial Officer
 Sulzer Management AG                              of Sulzer AG since 1984.
 Postfach 8401 Winterthur,
 Switzerland
Helmut Pirchl                                 62   Member of the Corporate Executive Management. Head of Sulzer Ruti Ltd
 Austrian citizen                                  for past five years.
 Sulzer Ruti AG
 8630 Ruti, Switzerland
Dr. Edward Rikli                              46   Member of the Corporate Executive Management. Employed by Sulzer
 Sulzer Management AG                              Escher Wyss AG from 1986 to 1996.
 Postfach 8401 Winterthur,
 Switzerland
Urs Scherrer                                  59   Member of the Corporate Executive Management. Employed by Sulzer
 Sulzer Wintec AG                                  Wintec AG for past five years.
 Postfach 8401 Winterthur,
 Switzerland

    Facsimiles of the Letter of Transmittal will be accepted. The Letter of Transmittal and certificates evidencing Shares and any other required documents should be sent or delivered by each stockholder or his broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below.

                        THE DEPOSITARY FOR THE OFFER IS:

                                 CITIBANK, N.A.

             BY MAIL:                 BY OVERNIGHT COURIER DELIVERY:                 BY HAND:

          Citibank, N.A.                      Citibank, N.A.                      Citibank, N.A.
 c/o Citicorp Data Distribution,     c/o Citicorp Data Distribution,          Corporate Trust Window
               Inc.                                Inc.                     111 Wall Street, 5th Floor
          P.O. Box 7072                      404 Sette Drive                 New York, New York 10043
    Paramus, New Jersey 07653           Paramus, New Jersey 07652

                      FACSIMILE FOR ELIGIBLE INSTITUTIONS:
                                 (201) 262-3240

                          FACSIMILE CONFIRMATION ONLY:
                                 (201) 422-2077

                                For information:
                                 (800) 422-2077

    Questions or requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers listed below. Additional copies of this Offer to Purchase, the Letter of Transmittal and other tender offer materials may also be obtained from the Information Agent or the Dealer Manager.

                    THE INFORMATION AGENT FOR THE OFFER IS:

                                     [LOGO]

                               501 Madison Avenue
                               New York, NY 10022
                                 (212) 750-5833
                         Call Toll Free (888) 750-5834

                      THE DEALER MANAGER FOR THE OFFER IS:

                     Credit Suisse First Boston Corporation

                             Eleven Madison Avenue
                               New York, NY 10010
                         Call Toll Free (800) 646-4543